Exhibit 10.25

Dated 26 September 2014

CAPETANISSA MARITIME CORPORATION

JODIE SHIPPING CO.

KAYLEY SHIPPING CO. and

RAYMOND SHIPPING CO.

as joint and several Borrowers

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 2

as Mandated Lead Arrangers

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 3

as Swap Banks

and

DNB BANK ASA

as Bookrunner, Agent and Security Trustee

LOAN AGREEMENT

relating to a secured term loan and reducing revolving loan facility in an aggregate amount of up to $180,000,000 to refinance existing indebtedness secured on
m.v.s. “COSCO BEIJING”, “MSC ATHENS”, “MSC ATHOS” and “VALUE” and to provide liquidity for general corporate purposes

Index

Clause		Page

1	Interpretation	1
2	Facility	22
3	Position of the Lenders, the Swap Banks and the Majority Lenders	22
4	Drawdown	23
5	Interest	25
6	Interest Periods	27
7	Default Interest	28
8	Reduction, Repayment and Prepayment	29
9	Conditions Precedent	35
10	Representations and Warranties	36
11	General Undertakings	39
12	Corporate Undertakings	44
13	Insurance	45
14	Ship Covenants	50
15	Security cover	54
16	Payments and Calculations	56
17	Application of Receipts	59
18	Application of Earnings	60
19	Events of Default	61
20	Fees and Expenses	66
21	Indemnities	67
22	No set-off or Tax Deduction	69
23	Illegality, Etc.	72
24	Increased Costs	72
25	Set-off	74
26	Transfers and Changes in Lending Offices	75
27	Variations and Waivers	82
28	Notices	83
29	Supplemental	86
30	Joint and Several liability	86
31	Law and Jurisdiction	87
Schedule 1 Lenders and Commitments		89
Schedule 2 Mandated Lead Arrangers		90
Schedule 3 Swap Banks		91
Schedule 4 Drawdown Notice		92
Schedule 5 Condition Precedent Documents		93
Schedule 6 Transfer Certificate		96
Schedule 7 Designation Notice		100
Schedule 8 Form of Confidentiality Agreement		101
Execution Pages		106

THIS AGREEMENT is made on 26 September 2014

BETWEEN

(1)	CAPETANISSA MARITIME CORPORATION, JODIE SHIPPING CO., KAYLEY SHIPPING CO. and RAYMOND SHIPPING CO., as Borrowers;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as Mandated Lead Arrangers;

(4)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 3, as Swap Banks;

(5)	DNB BANK ASA, as Bookrunner;

(6)	DNB BANK ASA, as Agent; and

(7)	DNB BANK ASA, as Security Trustee.

BACKGROUND

(A)	The Lenders have agreed to make available to the Borrowers secured term loan and reducing revolving facilities not exceeding, in aggregate, US$180,000,000 divided into two tranches as follows:

(i)	Tranche A, being a secured term loan facility in an amount equal to the lesser of (AA) US$126,600,000 and (BB) an amount, which when aggregated with the amount of the reducing revolving facility referred to in Recital A(ii) drawn down on the Drawdown Date of Tranche A, does not exceed 50 per cent. of the Initial Market Value (as defined below) to be made available to the Borrowers in a single advance for the purpose of refinancing the whole of the existing indebtedness secured on the Ships (as defined below); and

(ii)	Tranche B, being a reducing revolving facility in an amount equal to the lesser of (AA) US$53,400,000 and (BB) an amount, which when aggregated with the amount of Tranche A actually drawn down on the Drawdown Date of Tranche A, does not exceed 50 per cent. of the Initial Market Value (as defined below), to be made available to the Borrowers in multiple advances for the purpose of providing the Borrowers with liquidity for their general corporate purposes.

(B)	The Swap Banks may enter into interest rate swap transactions with the Borrowers from time to time to hedge the Borrowers’ exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Banks have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

Interpretation

1.1	Definitions

Subject to Clause 1.5, in this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s

Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Service Limited or a comparable rating from an internationally recognised credit rating agency;

“Account Charge” means, in relation to each Earnings Account, a deed creating security in respect of that Earnings Account in the Agreed Form and, in the plural, means all of them;

“Advance” means the principal amount of each borrowing by the Borrowers under this Agreement;

“Affected Lender” has the meaning given in Clause 5.7;

“Agency and Trust Agreement” means the agency and trust agreement dated the same date as this Agreement and made between the same parties;

“Agent” means DNB Bank ASA, acting in such capacity through its office 8th Floor, The Walbrook Building, 25 Walbrook, London EC4N 8AF, England, or any successor of it appointed in accordance with clause 5 of the Agency and Trust Agreement;

“Agreed Form” means in relation to any document, that document in the form agreed in writing between the Agent (acting on the instructions of all the Lenders) and the Borrowers or as approved in accordance with any approval procedure specified in any relevant provisions of any Finance Document;

“Approved Charterer” means:

(a)	in relation to Ship A, Cosco Container Lines Co., Ltd., a company incorporated and existing in the People’s Republic of China whose registered office is at No.378, Dong Da Ming Road, Shanghai 200080 (“Approved Charterer A”);

(b)	in relation to Ship B, MSC-Mediterranean Shipping Co. S.A., a company incorporated and existing in Switzerland whose registered office is at 40, Avenue Eugene Pittard – 1206 Geneva, Switzerland (“Approved Charterer B”);

(c)	in relation to Ship C, MSC- Mediterranean Shipping Co. S.A., a company incorporated and existing in Switzerland whose registered office is at 40, Avenue Eugene Pittard – 1206 Geneva, Switzerland (“Approved Charterer C”); and

(d)	in relation to Ship D, Italia Maritima S.p.A., a company incorporated and existing in Italy whose registered office is at ‘Passegio Sant’ Andrea 4-34123 Trieste, Republic of Italy (“Approved Charterer D”),

and, in the plural, means all of them;

“Approved Charter Assignment” means, in relation to an Approved Charter, an assignment of the rights of the Borrower which is a party to that Approved Charter under the Approved Charter executed or to be executed by that Borrower in favour of the Security Trustee in the Agreed Form and, in the plural, means all of them;

“Approved Charter” means:

(a)	in relation to Ship A, the time charterparty dated 16 January 2004 entered into between Borrower A as owner and the Approved Charterer A as charterer (“Approved Charter A”);

(b)	in relation to Ship B, a time charterparty dated 28 January 2011 entered into between Borrower B as owner and the Approved Charterer B as charterer (“Approved Charter B”);
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(c)	in relation to Ship C, a time charterparty dated 28 January 2011 entered into between Borrower C as owner and the Approved Charterer C as charterer (“Approved Charter C”);

(d)	in relation to Ship D, a time charterparty dated 30 March 2011 entered into between Borrower D as owner and the Approved Charterer D as charterer (“Approved Charter D”); and

(e)	any other charterparty in respect of any of the Ships made on terms and with a charterer, in all respects acceptable to the Majority Lenders (in their absolute discretion) in accordance with Clause 19.1(m) and, in the plural, means all of them;

“Approved Classification Society” means, in relation to a Ship, American Bureau of Shipping, Det Norske Veritas/Germanischer Lloyd, Lloyds Register of Shipping or any other classification society, in respect of that Ship, acceptable to the Majority Lenders (such acceptance not to be unreasonably withheld or delayed);

“Approved Flag” means, in respect of a Ship, any of the Greek, Panamanian, Liberian, Marshall Islands or Maltese flags or any other flag acceptable to the Majority Lenders as the flag on which that Ship may be registered (such acceptance not to be unreasonably withheld or delayed);

“Approved Flag State” means, in respect of a Ship, any of Greece, Panama, Liberia, the Marshall Islands or Malta or any other country in which the Majority Lenders may approve that that Ship may be registered (such approval not to be unreasonably withheld or delayed);

“Approved Manager” means, in relation to a Ship, any one (or more) of Costamare Shipping, Shanghai Costamare and V-Ships and/or any other company which the Majority Lenders may approve from time to time (such approval not to be unreasonably withheld or delayed) as the commercial and/or technical manager of that Ship and, in the plural, means all of them;

“Approved Shipbrokers” means, together, H. Clarkson and Company Ltd of London, England, Braemar Seascope of London, England, Simpson Spence & Young of London, England and Howe Robinson of London, England and any other independent firm of shipbrokers nominated by the Borrower and approved in writing by the Agent (acting on the instructions of the Majority Lenders) in its absolute discretion always excluding any firm which becomes a Restricted Party after the date of this Agreement and, in the singular, means any of them;

“Asset Cover Ratio” means, at any relevant time, the aggregate of (a) the aggregate Market Value of the Mortgaged Ships and (b) the net realisable value of any additional security previously provided under Clause 15 expressed as a percentage of the Loan;

“Assignable Charter” means, in respect of a Ship, any time charterparty (other than an Approved Charter) in respect of that Ship whose duration exceeds or is capable of exceeding 12 months entered into between the Borrower which is the owner of that Ship and a charterer and, in the plural, means all of them;

“Assignable Charter Assignment” means, in relation to an Assignable Charter, an assignment of the rights of the Borrower which is a party to that Assignable Charter under the Assignable Charter executed or, as the context may require, to be executed by that Borrower in favour of the Security Trustee in the agreed form, and, in the plural, means all of them;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

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(a)	in relation to:

(i)	Tranche A, 30 November 2014; and

(ii)	Tranche B, the date falling 3 months prior to the Final Maturity Date,

or such later date as the Agent may, with the authorisation of the Lenders, agree with the Borrowers; or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Balloon Instalment” has the meaning given in Clause 8.1(a)(ii);

“Bank Levy” means the proposed tax detailed in draft legislation released together with a written ministerial statement by the Financial Secretary to the Treasury of the United Kingdom made on 21 October 2010 as such proposed tax may be subsequently enacted;

“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

“Basel III” means, together:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

“Bookrunner” means DNB Bank ASA, acting in such capacity through its office 8th Floor, The Walbrook Building, 25 Walbrook, London EC4N 8AF, England;

“Borrower” means each of Borrower A, Borrower B, Borrower C and Borrower D and, in the plural, means all of them;

“Borrower A” means Capetanissa Maritime Corporation, a corporation incorporated and existing in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Borrower B” means Jodie Shipping Co., a corporation incorporated and existing in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Borrower C” means Kayley Shipping Co., a corporation incorporated and existing in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Borrower D” means Raymond Shipping Co., a corporation incorporated and existing in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Break Costs” means the amount (if any) by which:

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(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Tranche or, as the case may be, Advance to the last day of the current Interest Period in respect of such Tranche or, as the case may be, Advance had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Business Day” means a day on which banks are open in London, Zurich, Basel, Athens, Piraeus and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City and/or any other relevant place of payment;

“Charter Cover Deficiency” means, at any relevant time, the majority of Fleet Vessels by number not being subject to time charters having an unexpired duration at that time exceeding or, capable of exceeding (through the exercise by the relevant member(s) of the Group of any extension option exercisable by it (or, as the case may be, them)), 18 months;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Confidential Information” means all information relating to any Security Party, the Group, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents or the Loan from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Creditor Party of Clause 26.12; or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with the Group and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

“Confidentiality Agreement” means a confidentiality agreement in the form set out in Schedule 8;

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“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the relevant Master Agreement;

“Contractual Currency” has the meaning given in Clause 21.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Costamare Inc.” means Costamare Inc., a corporation incorporated and existing in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands;

“Costamare Partners” means Costamare Partners GP LLC, a limited liability company formed and existing in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands;

“Costamare Shipping” means Costamare Shipping Company S.A., a company incorporated under the laws of Panama and having a place of business at 60, Zephyrou Street & Syngrou Avenue, 175 64 Athens, Greece;

“Creditor Party” means the Agent, the Security Trustee, any Swap Bank or any Lender, whether as at the date of this Agreement or at any later time;

“Defaulting Lender” means any Lender:

(a)	which has failed to make available the relevant proportion of its Commitment in respect of any Advance or has given notice to the Agent that it will not make such amount available by the relevant Drawdown Date pursuant to Clause 4.3; or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	an administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the relevant payment;

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrowers pursuant to a Master Agreement with the relevant Swap Bank which, at the time the Transaction is entered into, is also a Lender and the Borrowers’ rights under the Master Agreement are subject to a Master Agreement Assignment;
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(b)	its purpose is the hedging of the Borrowers’ exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)	it is designated by the Borrowers, by delivery by the Borrowers to the Agent of a notice of designation in the form set out in Schedule 7, as a Designated Transaction for the purposes of the Finance Documents;

“Disposal Date” has the meaning given to it in Clause 8.1;

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, a party to this Agreement (a “Party”); or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other, Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for that Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 4;

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that Ship or the Security Trustee and which arise out of the ownership, use or operation of that Ship;

“Earnings Account” means, in relation to a Ship, an account in the name of the Borrower owning that Ship with the Agent in London or any other account (with that or another office of the Agent) which is designated by the Agent as the Earnings Account in relation to that Ship for the purposes of this Agreement and, in the plural, means all of them;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take,

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or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to a Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship as a result of a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually arrested, attached, detained or injuncted and/or that Ship and/or the Borrower owning that Ship and/or any operator or manager of that Ship is at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually arrested and/or where the relevant Borrower and/or any operator or manager of that Ship is at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code and any Treasury regulations thereunder:

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph(a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under any Finance Document required by or under FATCA;

“FATCA Exempt Party” means a party to a Finance Document that is entitled under FATCA to receive payments free from any FATCA Deduction;

“Fee Letter” means any letter or letters dated on or about the date of this Agreement executed between the Agent and the Borrowers setting out the fees referred to in Clause 20.1(a);

“Final Maturity Date” means the date falling on the earlier of (i) the fifth anniversary of the Drawdown Date of Tranche A and (ii) 30 November 2019;

“Finance Documents” means:

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(a)	this Agreement;

(b)	the Fee Letter;

(c)	the Agency and Trust Agreement;

(d)	the Master Agreements;

(e)	the Master Agreement Assignments;

(f)	the Guarantee;

(g)	the General Assignments;

(h)	the Mortgages;

(i)	the Account Charges;

(j)	the Approved Charter Assignments;

(k)	the Manager’s Undertakings;

(l)	any Assignable Charter Assignments; and

(m)	any other document (whether creating a Security Interest or not) which is executed at any time by any Borrower, the Guarantor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (d) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Group and each Borrower, each period of 1 year commencing on 1 January in respect of which its audited accounts are or ought to be prepared;

“Fleet Vessel” means, at any relevant time, each vessel included in the consolidated accounts of the Group (including, without limitation, the Ships, any vessel owned or leased by a member of the Group and any vessel under construction for the account of a member of the Group at such time) and, in the plural, means all of them;

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“Fund” means an entity (which is not a bank) which manages or invests monies and which is regularly engaged in the making, purchasing or investing in loans, securities or other financial assets;

“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation in respect of that Ship in the Agreed Form and, in the plural, means all of them;

“Group” means the Guarantor and each of its subsidiaries and “member of the Group” shall be construed accordingly;

“Guarantee” means a guarantee of the obligations of the Borrowers under this Agreement and the other Finance Documents executed or, as the context may require, to be executed by the Guarantor in the Agreed Form;

“Guarantor” means Costamare Partners LP, a limited partnership established in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960 the Marshall Islands;

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a party to a Finance Document that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender), it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	an administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment is made within 10 Business Days of its due date; or

(iii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question;

“Initial Approved Charter” means each of Approved Charter A, Approved Charter B, Approved Charter C and Approved Charter D and, in the plural, means all of them;

“Initial Market Value” means the aggregate of the Market Values of the Ships determined pursuant to the valuations referred to in paragraph 6 of Schedule 5, Part B;

“Insolvency Event” in relation to a Lender means that Lender:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
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(c)	makes a general assignment, arrangement, or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

“Instalment” has the meaning given in the definition of “Reduction Amount” in Clause 8.1;

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, its Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim
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whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Interest Period” means a period determined in accordance with Clause 6;

“Interpolated Screen Rate” means, in relation to LIBOR for Tranche A or, as the case may be, an Advance under Tranche B the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Tranche or, as the case, Advance; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Tranche or, as the case may be, Advance,

each as of 11 a.m. (London time) on the Quotation Date for the currency of that Tranche or, as the case may be, Advance;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender” means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.13) or its permitted transferee, successor or assignee;

“LIBOR” means, in relation to an Interest Period for Tranche A or, as the case may be, Advance under Tranche B:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for that Interest Period), the applicable Interpolated Screen Rate; or

(c)	if no Screen Rate is available for that Interest Period and it is not possible to calculate an Interpolated Screen Rate for that Tranche or, as the case may be, Advance, the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, 11 a.m. (London time) on the Quotation Date for Dollars for that Tranche or, as the case may be, Advance and for a period equal in length to that Interest Period and, if any such rate is below zero, LIBOR shall be deemed to be zero;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any

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relevant franchise or deductible, exceeds $2,000,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before an Advance has been made, Lenders whose Commitments total 65 per cent. of the Total Commitments; and

(b)	after an Advance has been made, Lenders whose Contributions total 65 per cent. of the Loan;

“Management Agreement” means, in relation to each Ship, an agreement made or to be made between (i) the Borrower owning that Ship and (ii) the applicable Approved Manager in respect of the commercial and/or technical management of that Ship and, in the plural, means all of them;

“Manager’s Undertaking” means, in relation to each Ship, a letter of undertaking executed or, as the context my require, to be executed by the relevant Approved Manager in favour of the Security Trustee in the Agreed Form agreeing certain matters in relation to the commercial and/or technical management of that Ship and subordinating the rights of that Approved Manager against the Ship and the Borrower which is the owner thereof to the rights of the Creditor Parties under the Finance Documents and, in the plural, means all of them;

“Mandated Lead Arranger” means a bank or financial institution listed in Schedule 2 and acting through its branch indicated in Schedule 2 or its successor;

“Mandatory Cost” means, in relation to any period, a percentage calculated for such period at an annual rate equal to the cost to the Lenders of complying with any regulation from the Swiss National Bank, the European Central Bank or the Swiss Financial Market Supervisory Authority or any other similar regulation (as defined in Clause 1.2);

“Market Value” means, in relation to each Ship, the market value thereof calculated in accordance with Clause 15.2;

“Margin” means 1.95 per cent. per annum;

“Master Agreement” means, in relation to each Swap Bank, a master agreement (on the 2002 ISDA (Multicurrency - Crossborder) form) made between the Borrowers and that Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under that master agreement and, in the plural, means all of them;

“Master Agreement Assignment” means, in relation to each Master Agreement, the assignment of that Master Agreement executed or, as the context may require, to be executed by the Borrowers in favour of the Security Trustee in the Agreed Form and, in the plural, means all of them;

“Maximum Available Amount” has the meaning given in Clause 8.1;

“Mortgage” means, in relation to a Ship, a first priority or preferred mortgage on that Ship together, if applicable, with a deed of covenants collateral thereto, executed or, as the context may require, to be executed by the Borrower owning that Ship in favour of the Security Trustee or, as the case may be, the Lenders, in each case, in the Agreed Form, and in the plural, means all of them;

“Mortgaged Ship” means any Ship which is subject to a Mortgage at the relevant time and, in the plural, means all of them;

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“Negotiation Period” has the meaning given in Clause 5.10;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Paying Party” has the meaning given in Clause 16.12;

“Payment Currency” has the meaning given in Clause 21.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	any liens arising in the ordinary course of trading by operation of law in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided);

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while that Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made; and

(h)	any Security Interest of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer arrangements having a similar effect):

(i)	over goods and products of a Borrower, or documents of title to goods and products of a Borrower, arising in the ordinary course of trading required to be paid within 180 days after the date upon which the relevant indebtedness was first incurred; and

(ii)	arising by operation of law or which arises pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings Provided that the execution or other enforcement thereof is effectively stayed and the claims served thereby are being contested at the time in good faith by appropriate proceedings;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and
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(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or which the company’s central management and control is exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Agent (acting on the instructions of the Majority Lenders) and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the London interbank market in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Date will be the last of those days);

“Recipient Party” has the meaning given in Clause 16.12;

“Reduction Date” has the meaning given to it in Clause 8.1;

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by each Reference Bank as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in

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Dollars for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period;

“Reference Banks” means the principal London offices of DNB Bank ASA, Citibank, N.A., London Branch and Credit Suisse AG or such other banks as may be appointed by the Agent (acting on the instructions of the Lenders) with the agreement of the Borrowers;

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Restricted Country” means the Republic of Cuba, the Islamic Republic of Iran, Myanmar, the Democratic People’s Republic of Korea, the Syrian Arab Republic, Sudan and any other country which is subject to Sanctions Laws (as long as each such country remains subject to Sanctions Laws);

“Restricted Party” means a person:

(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(b)	that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a Restricted Country; or

(c)	that is directly or indirectly owned or controlled by a person referred to in (a) and/or (b) above; or

(d)	with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws;

“Sanctions Authority” means the Norwegian State, the United Nations, the European Union, the member states of the European Union, the United States of America, Switzerland, Hong Kong Special Administrative Region, Singapore, any authority acting on behalf of any of them or otherwise in connection with Sanctions Laws;

“Sanctions Laws” means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority;

“Sanctions List” means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority;

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers and the Lenders;

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“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Guarantor and any other person (except a Creditor Party, any Approved Manager or any Approved Charterer) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents” and, in the plural, means all of them;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by any Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither a Borrower nor any Security Party has any future or contingent liability under Clauses 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and

(d)	the Agent, the Security Trustee and the Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present bankruptcy of any Borrower or a Security Party or in any present proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means DNB Bank ASA, acting in such capacity through its office at 8th Floor, The Walbrook Building, 25 Walbrook, London EC4N 8AF, England, or any successor of it appointed in accordance with clause 5 of the Agency and Trust Agreement;

“Servicing Bank” means the Agent or the Security Trustee;

“Shanghai Costamare” means Shanghai Costamare Ship Management Co., Ltd., a company incorporated in the People’s Republic of China and having its principal place of business at 38F Sino Life Tower, 707 Zhangyang Road, Pudong New District, Shanghai, PRC 200122;

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“Ship A” means the 2006-built containership of approximately 9,469 TEU currently registered in the ownership of Borrower A under an Approved Flag in accordance with the laws of the relevant Approved Flag State with the name “COSCO BEIJING”;

“Ship B” means the 2013-built containership of approximately 8,827 TEU currently registered in the ownership of Borrower B under an Approved Flag in accordance with the laws of the relevant Approved Flag State with the name “MSC ATHENS”;

“Ship C” means the 2013-built containership of approximately 8,827 TEU currently registered in the ownership of Borrower C under an Approved Flag, in accordance with the laws of the relevant Approved Flag State with the name “MSC ATHOS”;

“Ship D” means the 2013-built containership of approximately 8,827 TEU currently registered in the ownership of Borrower D under an Approved Flag in accordance with the laws of the relevant Approved Flag State with the name “VALUE”;

“Ships” means, together, Ship A, Ship B, Ship C and Ship D and, in the singular, means any of them;

“Swap Bank” means a bank or financial institution listed in Schedule 3 and acting through its branch, indicated in Schedule 3 or its permitted transferee, successor or assign;

“Swap Exposure” means, as at any relevant date in the case of a Master Agreement, the amount certified by the Swap Bank which is a party to that Master Agreement to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrowers to that Swap Bank or by that Swap Bank to the Borrowers under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of that Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrowers and that Swap Bank;

“Total Loss” means, in relation to a Ship:

(a)	the actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire) unless it is within 3 months redelivered to the full control of the Borrower owning that Ship; and

(c)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within 90 days redelivered to the full control of that Borrower;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earlier of:

(i)	90 days after the date on which notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning that Ship with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and
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(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it reasonably appears to the Agent that the event constituting the total loss occurred;

“Tranche” means each of Tranche A and Tranche B and, in the plural, means both of them;

“Tranche A” means an amount of up to the lesser of (i) $126,600,000 and (ii) an amount, which when aggregated with the amount of any Advance or Advances under Tranche B which is or are to be made available on the Drawdown Date for Tranche A, does not exceed 50 per cent. of the Initial Market Value or, as the context may require, the aggregate principal amount outstanding thereof at that time;

“Tranche B” means an amount equal to the lesser of (i) $53,400,000 and (ii) an amount, which when aggregated with the amount of Tranche A actually drawn on the Drawdown Date of Tranche A, does not exceed 50 per cent. of the Initial Market Value or, as the context may require, the aggregate principal amount outstanding thereof at that time;

“Transfer Certificate” has the meaning given in Clause 26.2 and means a certificate in the form set out in Schedule 6;

“Transaction” has the meaning given in the Master Agreement;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement;

“Underlying Documents” means, in relation to a Ship, together, the Approved Charter and the Management Agreement in relation to that Ship and, in the plural, means all of them;

“USGAAP” means generally accepted accounting principles as from time to time in effect in the United States of America;

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere; and

“V-Ships” means V-Ships Greece Ltd. a company incorporated and existing in Bermuda whose registered address is at Par-La-Ville, Par-La-Ville Road, Hamilton HM08, Bermuda.

1.2	Construction of certain terms

In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved (such approval not to be unreasonably withheld or delayed and it being agreed that any cover on Nordic terms placed with or under the lead of the Swedish Club shall be deemed approved) in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

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“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action;

“liability” includes every kind of debt or liability (present or future, certain or contigent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association being a member of the International Group of P&I Clubs or any successor organisation, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision, whichever is applicable in the case of the relevant Ship;

“regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, one with which the relevant person habitually complies) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

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“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines, blocking and trapping risks, primary war protection and indemnity risks and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or any equivalent provision, whichever is applicable in the case of the relevant Ship.

1.3	Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”

A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation

In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	reference to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings
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In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

1.7	Event of Default

An Event of Default is “continuing” if it has not been remedied or waived.

Facility

2.1	Amount of facility

Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers secured term loan and reducing revolving facilities not exceeding, in aggregate, $180,000,000 divided into two Tranches, with Tranche A being made available in a single Advance and Tranche B in multiple Advances.

2.2	Lenders’ participations in Advances

Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advances

The Borrowers undertake with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.

Position of the Lenders, the Swap Banks and the Majority Lenders

3.1	Interests of Lenders and Swap Banks several

The rights of the Lenders and the Swap Banks under this Agreement and the Master Agreements are several; accordingly:

(a)	each Lender shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement; and

(b)	each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under the Master Agreement to which that Swap Bank is a party,

without joining the Agent, the Security Trustee, any other Lender and any other Swap Bank as additional parties in the proceedings.

3.2	Proceedings by individual Lender or individual Swap Bank

However, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), no Lender nor any Swap Bank may bring proceedings in respect of:

(a)	any other liability or obligation of any Borrower or a Security Party under or connected with a Finance Document; or

(b)	any misrepresentation or breach of warranty by any Borrower or a Security Party in or connected with a Finance Document.

Clause 19.2 shall apply to any action which may be taken by the Agent and/or the Security Trustee, acting on the instructions of the Majority Lenders, following the occurrence of an

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Event of Default (including, without limitation, the enforcement of any of the Security Interests created by the Finance Documents).

3.3	Obligations several

The obligations of the Lenders and each Swap Bank under this Agreement and of that Swap Bank under the relevant Master Agreement are several; and a failure of a Lender or a Swap Bank to perform its obligations under this Agreement or of a Swap Bank to perform its obligations under the Master Agreement to which that Swap Bank is a party shall not result in:

(a)	the obligations of the other Lenders or (as the case may be) the other Swap Banks being increased; nor

(b)	any Borrower, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or any Master Agreement.

3.4	Parties bound by certain actions of Majority Lenders

Every Lender, every Swap Bank, each Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document (subject always to Clause 27.2);

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent

However, each Borrower and each Security Party:

(a)	shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall be entitled to assume that unless otherwise expressly stated in this Agreement and the other Finance Documents, the Agent is acting on the instructions of all Lenders when taking any action, giving any authorisation or making any determination; and

(c)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Construction

In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

Drawdown

4.1	Request for Advance
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Subject to the following conditions, the Borrowers may request an Advance to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability

The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the relevant Availability Period;

(b)	the first Drawdown Date in respect of Tranche B shall not fall earlier than the Drawdown Date in respect of Tranche A;

(c)	each Tranche shall be made available:

(i)	in the case of Tranche A, in a single Advance in an amount not exceeding the lesser of (i) $126,600,000 and (ii) an amount, which when aggregated with the amount of any Advance or Advances under Tranche B which is or are to be made available on the Drawdown Date of Tranche A does not exceed 50 per cent. of the Initial Market Value:

(ii)	in the case of Tranche B, in multiple Advances, each being in an amount of not less than $1,000,000 Provided that:

(A)	such amount shall not exceed the Maximum Available Amount applicable at the relevant Drawdown Date;

(B)	for as long as that Maximum Available Amount is less than $1,000,000 the Borrowers shall not be entitled to drawdown an Advance under Tranche B; and

(d)	the aggregate amount of the Tranches shall not exceed the Total Commitments.

4.3	Notification to Lenders of receipt of a Drawdown Notice

The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date of that Advance;

(b)	the amount of that Lender’s participation in that Advance; and

(c)	the duration of the first Interest Period in respect of that Advance.

4.4	Drawdown Notice irrevocable

A Drawdown Notice must be signed by a director or attorney-in-fact of each Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders, such consent not to be unreasonably withheld or delayed (and such consent may be withheld if any of the Lenders incurs any reasonable and documented expenses or losses as a result of a revocation of a Drawdown Notice and is not indemnified by the Borrowers (or any of them) for the same).

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender on that Drawdown Date under Clause 2.2.

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4.6	Disbursement of Advance

Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the relevant Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Advance to third party

The payment by the Agent under Clause 4.6 shall constitute the making and borrowing of the Advance and the Borrowers shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

Interest

5.1	Payment of normal interest

Subject to the provisions of this Agreement, interest on Tranche A or, in the case of Tranche B, an Advance under that Tranche in respect of each Interest Period applicable to it shall be paid by the Borrowers on the last day of that Interest Period.

5.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on Tranche A or, in the case of Tranche B, an Advance under that Tranche in respect of an Interest Period applicable to it shall be the aggregate of:

(a)	the Margin; and

(b)	the Mandatory Cost (if any); and

(c)	LIBOR.

5.3	Payment of accrued interest

In the case of an Interest Period longer than 6 months (to be selected by the Borrowers and agreed by the Lenders in accordance with Clause 6.2(c)), accrued interest shall be paid every 6 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest

The Agent shall notify the Borrowers and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote

A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

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5.6	Absence of quotations by Reference Banks

If any Reference Bank fails to supply a quotation by 12 p.m. (London time) on a Quotation Date, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption

The following provisions of this Clause 5 apply if:

(a)	no rate is quoted on the Screen Rate and 2 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period in relation to Tranche A or, as the case may be, an Advance under Tranche B, provide quotation to the Agent in order to fix LIBOR for that Tranche or, as the case may be, Advance; or

(b)	at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if an Advance has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London interbank market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London interbank market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption

The Agent shall promptly notify the Borrowers and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown

If the Agent’s notice under Clause 5.8 is served before an Advance is made:

(a)	in a case falling within Clauses 5.7(a) or 5.7(b), the Lenders’ obligations to make the Advance; and

(b)	in a case falling within Clause 5.7(c), the Affected Lender’s obligation to participate in the Advance,

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10	Negotiation of alternative rate of interest

If the Agent’s notice under Clause 5.8 is served after an Advance is made, the Borrowers, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree in good faith, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

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5.11	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate (the “Substitute Basis”) representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and the Mandatory Cost (if any); and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

The Substitute Basis so certified shall be binding upon the Borrowers and shall take effect in accordance with its terms from the date specified in the notice until such time as the Agent notifies the Borrowers that none of the circumstances specified in Clause 5.7 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply. For so long as any Substitute Basis is in force, the Agent shall from time to time (but at least on a monthly basis) and in consultation with the Lenders, review whether or not the circumstances that have caused the application of the Substitute Basis have ceased to exist, and if the Majority Lenders and the Agent conclude that they have so ceased to exist and that such Substitute Basis shall no longer apply, the Agent shall notify the Borrowers and the Lenders that the Substitute Basis shall cease to be effective from such date as the Agent shall reasonably specify.

5.13	Notice of prepayment

If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.12, the Borrowers may give the Agent not less than 3 Business Days’ notice of their intention to prepay the Loan or (as the case may be) the Affected Lender’s Contribution, at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments

A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the relevant Affected Lender shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the Loan or, as the case may be, the relevant Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

5.15	Application of prepayment

The provisions of Clause 8 shall apply in relation to the prepayment.

Interest Periods

6.1	Commencement of Interest Periods
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The first Interest Period applicable to Tranche A or, as the case may be, an Advance under Tranche B shall commence on the Drawdown Date applicable to that Tranche or, as the case may be, Advance and each subsequent Interest Period in respect of that Tranche or, as the case may be, Advance shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods

Subject to Clauses 6.3 and 6.4, each Interest Period in respect of Tranche A or, as the case may be, an Advance under Tranche B shall be:

(a)	3 or 6 months as notified by the Borrowers to the Agent not later than 11.00 a.m. (London time) 2 Business Days before the commencement of that Interest Period; or

(b)	3 months, if the Borrowers fail to notify the Agent by the time specified in paragraph (a); or

(c)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrowers.

6.3	Duration of Interest Periods for Instalments

In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, or, as the case may be, Reduction Date an Interest Period shall end on that Repayment Date or, as the case may be, Reduction Date.

6.4	Non-availability of matching deposits for Interest Period selected

If, after the Borrowers have selected and, as the case may be, the Lenders have agreed in accordance with Clause 6.2(c) an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London interbank market when the Interest Period commences, the Interest Period shall be of 3 months unless the Borrowers do not agree in which case the procedure referred to in Clause 5 (arising from a notification to the Agent pursuant to Clause 5.7(c)) shall apply.

Default Interest

7.1	Payment of default interest on overdue amounts

The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by any Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date falling 3 Business Days after the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

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(a)	in the case of an overdue amount of principal, either the rate set out at Clause 7.3(a) (during any unexpired part of any current Interest Period applicable to that overdue amount immediately prior to the relevant date) or the rate set out at Clause 7.3(b) (in all other cases); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest

The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the aggregate of the Margin and, to the extent higher than the Mandatory Cost applicable on the date of this Agreement, the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to two or more Reference Banks by leading banks in the London interbank market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates

The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph 7.3(b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreement

For the avoidance of doubt, this Clause 7 does not apply to any amount payable under any Master Agreement in respect of any continuing Designated Transaction in respect of that Master Agreement as to which section 2(e) (Default Interest; Other Amounts) of that Master Agreement shall apply.

Reduction, Repayment and Prepayment

8.1	Amount of instalments and reductions
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In the case of:

(a)	Tranche A, the Borrowers shall repay that Tranche by:

(i)	20 equal consecutive quarterly instalments (each an “Instalment A” and, together, the “Instalments A”), each in the amount of $2,221,055; and

(ii)	a balloon instalment in the amount of $82,178,900 (the “Balloon Instalment”),

Provided that if the amount of Tranche A drawn down is less than $126,600,000 each Instalment A and the Balloon Instalment will be reduced pro rata by an amount in aggregate equal to the undrawn amount; and

(b)	Tranche B:

(i)	such Tranche shall be reduced on each Reduction Date by the applicable Reduction Amount;

(ii)	the Maximum Available Amount shall be reduced, in addition to any reduction arising pursuant to Clause 8.1(b)(i), by the amount of any prepayments required to be made under or pursuant to:

(A)	Clause 5.14;

(B)	Clause 8.8(c);

(C)	Clause 19.2(a);

(D)	Clause 23.3; and

(E)	Clause 24.6;

(iii)	the Maximum Available Amount shall, on the date on which a Mortgaged Ship is sold or on the applicable Total Loss Date (a “Disposal Date”), be reduced, in addition to any reduction arising pursuant to Clause 8.1(b)(i) and/or Clause 8.1(b)(ii), by an amount equal to the Maximum Available Amount which applied immediately prior to the relevant Disposal Date multiplied by a fraction whose:

(A)	numerator is the Market Value of the Mortgaged Ship being sold or which has become a Total Loss on the relevant Disposal Date; and

(B)	denominator is the aggregate Market Value of the Mortgaged Ships (including the Mortgaged Ship sold or lost) on the relevant Disposal Date;

(iv)	such Tranche shall be repaid on each Reduction Date by the lesser of:

(A)	the applicable Reduction Amount; and

(B)	the amount (if any) by which Tranche B exceeds the then applicable Maximum Available Amount on that Reduction Date; and

(v)	the Borrowers shall repay each Advance under Tranche B in full in the manner described in Clause 8.2(b)(iii).

In this Clause 8.1:

“Maximum Available Amount” means:

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(a)	on the date of this Agreement and at all times until the first Reduction Date, an amount equal to the lesser of (the “Initial Maximum Amount”):

(i)	$53,400,000; and

(ii)	an amount which when aggregated with (A) the amount of Tranche A and (B) any other Advances drawn down under Tranche B which are outstanding as at the relevant Drawdown Date does not exceed 50 per cent. of the Initial Market Value; and

(b)	on each Reduction Date and at all times until the following Reduction Date (but subject to paragraph (c)), the Initial Maximum Amount:

(i)	as reduced on that date by the relevant Reduction Amount; and

(ii)	in the case of the second, and each subsequent, Reduction Date, as previously reduced on the preceding Reduction Date(s);

(c)	on each Disposal Date, the Initial Maximum Amount:

(i)	as reduced pursuant to paragraph (b); and

(ii)	as reduced on that date by the amount determined in accordance with Clause 8.1(b)(iii);

“Reduction Amount” means, in respect of each Reduction Date, an amount equal to the higher of:

(a)	$936,845; and

(b)	in the case of the Final Reduction Date, the amount of Tranche B as at that date,

(each an “Instalment B” and, together, the “Instalments B” and together with the Instalments A, the “Instalments” and each, an “Instalment”); and

“Reduction Date” means, in relation to Tranche B, the date falling three months after the Drawdown Date in respect of Tranche A and each subsequent date every three months thereafter and the last Reduction Date (the “Final Reduction Date”) shall fall on the Final Maturity Date.

8.2	Repayment Dates

In the case of:

(a)	Tranche A, the Borrowers shall repay the first Instalment in respect of that Tranche on the date falling 3 months after the Drawdown Date for that Tranche, each subsequent Instalment in respect of that Tranche shall be repaid at three-monthly intervals thereafter and the last Instalment in respect of that Tranche shall be repaid, together with the Balloon Instalment, on the Final Maturity Date; and

(b)	Tranche B, the Borrowers shall repay:

(i)	Tranche B by the amounts calculated in accordance with Clause 8.1(b)(iv) on each Reduction Date;

(ii)	any outstanding balance of Tranche B on the Final Reduction Date; and
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(iii)	each Advance under Tranche B in full on the last day of an Interest Period in respect of that Advance, unless the Borrowers select a further Interest Period for that Advance in accordance with Clause 6.2 Provided that the Borrowers shall not be permitted to select such a further Interest Period if an Event of Default has occurred and is continuing and shall then be obliged to repay such Advance on the last day of its then current Interest Period.

8.3	Final Maturity Date

On the Final Maturity Date, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment

Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on any day.

8.5	Conditions for voluntary prepayment

The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be in an amount of (not less than) the lesser of (i) $1,000,000 and (ii) the outstanding balance of the Tranche to be prepaid;

(b)	the Agent has received from the Borrowers at least 5 Business Days’ prior written notice specifying:

(i)	the amount to be prepaid and the date on which the prepayment is to be made; and

(ii)	whether such prepayment will be applied against a specific Tranche, in which case the Borrowers will specify the Tranche against which that prepayment shall be applied. A failure by the Borrowers to make such a designation shall result in the prepayment being applied against the Loan in accordance with Clause 8.10(a) but without the option included within the proviso of that Clause; and

(c)	if a prepayment is not made on the last day of an Interest Period, Clause 8.9 shall apply to such prepayment.

8.6	Effect of notice of prepayment and cancellation notice

A prepayment notice or a cancellation notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders (such consent not to be unreasonably withheld or delayed), and the amount specified in:

(a)	a prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in that prepayment notice; and

(b)	a cancellation notice shall be permanently cancelled on the date specified in the cancellation notice and the Borrowers shall pay any commitment fee accrued under Clause 20.1(b) in respect of the amount cancelled up until the date of cancellation.

8.7	Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a prepayment notice or a cancellation notice.

8.8	Mandatory prepayment and cancellation of Commitments
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The Borrowers shall be obliged to prepay the Relevant Amount:

(a)	if a Ship is sold, on or before the date on which the sale is completed by delivery of that Ship to its buyer;

(b)	if a Ship becomes a Total Loss, on the earlier of the date falling 180 days after the Total Loss Date (or such later date as the Agent (acting on the instructions of the Lenders) may agree) and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; or

(c)	if a Change of Control occurs, within 10 Business Days of the Agent’s notice (which notice shall be issued promptly by the Agent upon being advised, or becoming aware, of the occurrence of a Change of Control in the absence of any contrary instructions of the Majority Lenders), and additionally, any undrawn balance of the Total Commitments which has not been previously cancelled shall be automatically cancelled on the date on which such Change of Control has occurred and the Lenders’ several obligations to make their respective Commitments in relation to that part of the Total Commitments available to the Borrowers shall automatically terminate.

In this Clause 8.8:

“Change of Control” means:

(a)	if Costamare Inc. ceases to wholly own Costamare Partners;

(b)	if Costamare Partners ceases to be the general partner of the Guarantor; or

(c)	if Costamare Partners ceases to control (whether by way of ownership of shares, proxy, agency, contract or otherwise) the appointment of the majority of the board of directors of the Guarantor.

“Relevant Amount” means:

(a)	in the case of the circumstances referred to in Clauses 8.8(a) and 8.8(b), the aggregate of:

(i)	Tranche A multiplied by a fraction whose:

(A)	numerator is the Market Value of the Mortgaged Ship being sold or which has become a Total Loss on the date on which such sale is completed or, as the case may be, the date on which the Total Loss occurred; and

(B)	denominator is the aggregate Market Value of the Mortgaged Ships (including the Mortgaged Ship sold or lost) on the date on which that Ship is sold or becomes a Total Loss; and

(ii)	an amount (if any) required to ensure that Tranche B does not, after the application of the prepayment made pursuant to this Clause 8.8, exceed the then applicable Maximum Available Amount; and

(b)	in the case of the circumstances referred to in Clause 8.8(c), the Loan.

8.9	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is

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not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.10	Application of partial prepayment and cancellation

Each:

(a)	partial prepayment made pursuant to Clauses 5.14, 8.4, 8.8, 8.13, 15.1, 19.2, 23.3 and 24.6, shall be applied proportionately between each Tranche:

(i)	in the case of Tranche A, pro rata against the Instalments of that Tranche which are at the time being outstanding and the Balloon Instalment; and

(ii)	in the case of Tranche B, in reduction of that Tranche,

Provided that the Borrowers may, at their option, request that a prepayment made in accordance with Clauses 8.4 (in circumstances where the Borrowers have made a designation pursuant to Clause 8.5(b)(ii)) or 8.13 be applied against either Tranche in which case such amount shall be applied:

(A)	to the extent such prepayment is to be applied against Tranche A, against the Instalments of that Tranche which are outstanding at that time and the Balloon Instalment, pro rata or in direct chronological order of maturity or in inverse chronological order of maturity, at the Borrowers’ option; and

(B)	to the extent such prepayment is to be applied against Tranche B, in reduction thereof; and

(b)	partial cancellation made pursuant to Clause 8.11 shall be applied proportionately between each Tranche in the manner set out in Clause 8.10(a).

8.11	Optional facility cancellation

The Borrowers shall be entitled, upon giving to the Agent not less than 5 Business Days prior written notice, to cancel, in whole or in part, and, if in part, by an amount of not less than $1,000,000 of the undrawn balance of the Total Commitments. Upon such cancellation taking effect on expiry of a cancellation notice the several obligations of the Lenders to make their respective Commitments available in relation to the portion of the Total Commitments to which such cancellation notice relates shall terminate.

8.12	Unwinding of Designated Transactions

On or prior to any prepayment of the Loan under this Clause 8 (but only to the extent there remain any sale or, as the case may be, insurance proceeds following such prepayment) or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions to the extent necessary to ensure that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

8.13	Prepayment of swap benefit

If a Designated Transaction is terminated in circumstances where a Swap Bank would be obliged to pay an amount to the Borrowers under the relevant Master Agreement, the Borrowers hereby agree that such payment shall, if an Event of Default is continuing at that time, be applied in prepayment of the Loan in accordance with Clause 8.10(a) and authorises the Swap Bank to pay such amount to the Agent for such purpose.

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8.14	No reborrowing

In the case of:

(a)	Tranche A, no amount repaid, prepaid or cancelled may be reborrowed; and

(b)	Tranche B:

(i)	an amount prepaid or cancelled in respect of that Tranche pursuant to Clauses 5.14, 8.8, 19.2, 23.3 or 24.6 may not be reborrowed; and

(ii)	an amount prepaid in respect of that Tranche pursuant to Clause 8.4, 8.13 or 15.1 may, subject to the other terms of this Agreement, be reborrowed.

8.15	Release of Borrower

As soon as reasonably practicable after a prepayment has been made pursuant to Clause 8.8 following the sale or the Total Loss of a Mortgaged Ship, the Agent will, subject to being indemnified to its satisfaction against the cost of doing so, release the Borrower owning that Ship from its obligations under the Finance Documents to which it is a party and reassign to that Borrower without any warranty, representation, covenant or other recourse any rights which had been assigned by that Borrower under the Finance Documents Provided that at the time of the release and reassignment no Event of Default is continuing nor will result from such release and reassignment.

8.16	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days’ notice of cancellation of the undrawn Commitment of that Lender;

(b)	On the notice referred to in paragraph (a) above becoming effective, the undrawn Commitment of the Defaulting Lender shall immediately be reduced to zero; and

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

Conditions Precedent

9.1	Documents, fees and no default

Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the date of this Agreement, the Agent receives:

(i)	the documents described in Part A of Schedule 5 in form and substance satisfactory to the Agent and its lawyers; and

(ii)	payment of the fees referred to in the Fee Letter which are expressed to be payable on or before the date of this Agreement; and

(iii)	payment of any expenses payable pursuant to Clause 20.2 which are due and payable on the date hereof;

(b)	that, on or before the Drawdown Date in respect of Tranche A and on or before the first Drawdown Date in respect of Tranche B, the Agent receives:
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(i)	the documents described in Part B of Schedule 5 in form and substance satisfactory to it and its lawyers; and

(ii)	payment of the fees referred to in the Fee Letter which are expressed to be payable on or before the Drawdown Date in respect of Tranche A and on or before the first Drawdown Date in respect of Tranche B; and

(iii)	payment of any commitment fee payable pursuant to Clause 20.1(b); and

(iv)	payment of any expenses payable pursuant to Clause 20.2 which are due and payable on that Drawdown Date;

(c)	that, on or before each of the other Drawdown Dates in respect of Tranche B, the Agent receives:

(i)	payment of the fees referred to in the Fee Letter which are expressed to be payable on or before the relevant Drawdown Date;

(ii)	payment of any commitment fee payable pursuant to Clause 20.1(b); and

(iii)	payment of any expenses payable pursuant to Clause 20.2 which are due and payable on that date;

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Advance which relates to that Drawdown Notice;

(ii)	the representations and warranties in Clause 10.1 and those of each Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing (other than in the case of the representation and warranty set out in Clause 10.18 which would be true and not misleading if repeated on the first Drawdown Date to occur under this Agreement with reference to the circumstances then existing); and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and

(e)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to a Drawdown Date.

9.2	Waiver of conditions precedent

The conditions specified in this Clause 9 are inserted solely for the benefit of the Lenders and may be waived by the Agent (acting on the instructions of the Majority Lenders) in whole or in part and with or without conditions.

Representations and Warranties

10.1	General

Each Borrower represents and warrants to each Creditor Party as follows, subject always to any qualifications contained in the legal opinions obtained by the Agent pursuant to the provisions of Clause 9.

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10.2	Status

Each Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of Liberia.

10.3	Corporate power

Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Underlying Documents to which it is a party;

(b)	to execute the Finance Documents to which it is a party; and

(c)	to borrow under this Agreement, to enter into Designated Transactions under each Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents.

10.4	Consents in force

All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Legal validity; effective Security Interests

The Finance Documents and the Underlying Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower’s legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(b)	in the case of the Finance Documents (or any of them) create, where applicable, legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors’ rights generally.

10.6	No third party Security Interests

Without limiting the generality of Clause 10.5, at the time of the execution and delivery of each Finance Document:

(a)	each Borrower which is a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.7	No conflicts

The execution by each Borrower of each Finance Document and each Underlying Document to which that Borrower is a party, and the borrowing by the Borrowers of the Loan, and its compliance with each Finance Document and each Underlying Document to which that Borrower is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or
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(b)	the constitutional documents of that Borrower; or

(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets.

10.8	No withholding taxes

All payments which each Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.9	No default

No Event of Default has occurred and is continuing.

10.10	Information

All information which has been provided in writing by or on behalf of any Borrower or any Security Party to the Agent in connection with any Finance Document satisfied the requirements of Clause 11.4; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.6.

10.11	No litigation

No legal or administrative action (including, but not limited to, investigative proceedings) involving any Borrower, the Guarantor or any other Security Party (including action relating to any breach of the ISM Code or the ISPS Code) has been commenced or taken which, would be likely to have a material adverse effect on that Borrower’s or any Security Party’s financial position, state of affairs or prospects in light of which there is a significant risk that the Guarantor or any Borrower or any other Security Party is, or will later become unable to discharge its liabilities under the Finance Documents as they fall due.

10.12	Validity and completeness of Underlying Documents

(a)	The copies of each Underlying Document delivered to the Agent before the date of this Agreement are true and complete copies (and include all amendments or additions to that Underlying Document made on or before the date of this Agreement);

(b)	each Underlying Document constitutes valid, binding and enforceable obligations of the Borrower which is a party thereto in accordance with its terms; and

(c)	no party to any Underlying Document (in the case of any such party other than a Borrower, to the best of the Borrowers’ knowledge), is in default under that Underlying Document.

10.13	Compliance with certain undertakings

At the date of this Agreement, the Borrowers are in compliance with Clauses 11.2, 11.4, 11.8 and 11.12.

10.14	Taxes paid

Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower and its business.

10.15	No money laundering

Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of each Borrower’s obligations and

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liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which that Borrower is a party, each Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for the Borrowers’ and, as the case may be and subject always to Clause 12.3(d), Group’s benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council).

10.16	Solvency

Each Borrower is not insolvent nor is it in voluntary arrangement, liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of that Borrower or all or any part of its assets (and, for the purposes of this Clause 9.13, the Borrower will be deemed insolvent if it is unable to pay its debts within the meaning of s.123 of the Insolvency Act 1986).

10.17	Sanctions

(a)	Each Borrower, the Guarantor, each Approved Manager, the other members of the Group, their joint ventures, their respective directors, and, to the best of their knowledge, their officers, employees, agents or representatives have been and are in compliance with Sanctions Laws;

(b)	none of the Borrowers, the Guarantor or any other member of the Group, their joint ventures, and their respective directors, officers, employees, agents or representatives:

(i)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(ii)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

10.18	Material adverse change

There has been no material adverse change in the financial condition of the Group which will affect the ability of any Borrower and/or any Security Party to discharge any of their respective obligations and liabilities under the Loan Agreement and the other Finance Documents in a timely manner.

10.19	Repetition

The representations and warranties in this Clause 10 shall be deemed to be repeated by the Borrowers on the date of each Drawdown Notice (except in the case of the representation and warranty in Clause 10.18 which will be deemed to be repeated only on the first Drawdown Date to occur under this Agreement).

General Undertakings

11.1	General

Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders (in the case of Clause 11.10, the Lenders), otherwise permit.

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11.2	Title; negative pledge and pari passu ranking

Each Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in its Ship, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind (other than Permitted Security Interests); and

(b)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets

No Borrower will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to (i) any charter of a Mortgaged Ship in which case Clause 14.13 applies and (ii) any sale of a Mortgaged Ship, provided the required prepayment in respect of that Ship is made in accordance with Clause 8.8.

11.4	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of any Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.5	Provision of financial statements

Each Borrower will send or procure these are sent to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each Financial Year of the Guarantor (commencing with the Financial Year ending on 31 December 2014), the audited consolidated accounts of the Group for that Financial Year; and

(b)	as soon as possible, but in no event later than 90 days after the end of each 3-month period in each Financial Year of the Guarantor ending on 31 March, 30 June and 30 September, the unaudited consolidated accounts of the Group for that 3-month period.

11.6	Form of financial statements

All accounts (audited and unaudited) delivered under Clause 11.5 will:

(a)	be prepared in accordance with all applicable laws and USGAAP consistently applied;

(b)	give a true and fair view of the state of affairs of the Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Group.
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11.7	Consents

Each Borrower will maintain in force and promptly obtain or renew, and will promptly following the Agent’s request send certified copies to the Agent of, all consents required:

(a)	for that Borrower to perform all material obligations under any Finance Document or any Underlying Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document or Underlying Document to which it is a party; and

(c)	for that Borrower to continue to own and operate its Ship,

and that Borrower will comply with the terms of all such consents unless a waiver in relation thereto has been obtained.

11.8	Maintenance of Security Interests

Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders), is or has become necessary for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.9	Notification of litigation

Each Borrower will provide the Agent with details of any legal or administrative action involving any Borrower, any Security Party, any Approved Manager (subject to such action, in the case of that Approved Manager, being connected to any of the Ships, the Borrowers, the Earnings or the Insurances in respect of that Ship) or any Ship, her Earnings or her Insurances as soon as such action is instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document and Provided always that a legal or administrative action for a sum or sums aggregating $3,000,000 in the case of the Guarantor and $1,000,000 in the case of any other Security Party or an Approved Manager, shall not be considered material in the context of any Finance Document.

11.10	No amendment to Approved Charters

No Borrower will agree to any material amendment or supplement to, or waive or fail to enforce, any Approved Charter to which it is a party or any of their respective provisions and each Borrower undertakes to promptly notify the Agent of any material amendment or supplement to any Approved Charter.

In this Clause 11.10 “material amendment or supplement” means any amendment or supplement to that Approved Charter contemplating a change which would, in the reasonable opinion of the Agent, adversely affect the Borrowers’ ability to discharge their liabilities under the Finance Documents as they fall due.

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11.11	Principal place of business

Each Borrower will keep its corporate documents and records, at the address stated at Clause 28.2(a); and that Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in England and Wales or the United States of America.

11.12	Notification of default

Each Borrower will notify the Agent as soon as that Borrower becomes aware of the occurrence of an Event of Default which is continuing and will keep the Agent fully up-to-date with all developments while such Event of Default is continuing.

11.13	Provision of further information

Each Borrower will:

(a)	as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(i)	to any Borrower, Security Party, any Ship, her Earnings or her Insurances; or

(ii)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be reasonably requested by the Agent, the Security Trustee or any Lender at any time;

(b)	promptly upon becoming aware of them, provide the Agent with the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against any Borrower, the Guarantor, any of its other direct or indirect subsidiaries, an Approved Manager and any other member of the Group, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such;

(c)	promptly upon becoming aware that a Borrower, the Guarantor, any of its other direct or indirect subsidiaries, an Approved Manager, any other member of the Group, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party, notify the Agent accordingly; and

(d)	promptly upon becoming aware of it, notify the Agent of the occurrence of a Change of Control.

11.14	Provision of copies and translation of documents

Each Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, that Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.15	Use of proceeds

No proceeds of any Advance shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws including, but not limited to, in using any benefits of any money, proceeds or services provided by, or received from, the Lenders under this Agreement, in business activities (including, but not limited to, entering into any ship finance acquisition agreement, ship refinancing agreement or charter agreement relating to a vessel,

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project or asset) subject to Sanctions Laws or related to a Restricted Country and/or a Restricted Party.

11.16	Sanctions

Each Borrower shall ensure that none of the Borrowers, the Guarantor, any of its other subsidiaries, neither Approved Manager, any other member of the Group, their respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, is or will become a Restricted Party.

11.17	No other liabilities or obligations to be incurred

No Borrower will incur any liability or obligation except:

(a)	liabilities and obligations under the Finance Documents and the Underlying Documents to which it is or, as the case may be, will be a party; and

(b)	liabilities or obligations reasonably incurred in the normal course of its business of trading, operating and chartering, maintaining and repairing the Ship owned by it;

(c)	liabilities or obligations under guarantees (i) from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered or (ii) required to release a Ship from any arrest, detention, attachment or levy or required for the salvage of a Ship or (iii) issued in the ordinary course of its business not exceeding, in aggregate, the amount of $500,000 (or the equivalent in any other currency) in any calendar year; and

(d)	liabilities and obligations reasonably incurred under any shareholder loan subject to the Agent being satisfied that no principal or interest payments shall be made in respect of such Loans whilst an Event of Default has occurred and is continuing.

11.18	“Know your customer” checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of any Borrower or any Security Party after the date of this Agreement; or

(c)	an assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any new Lender) in order for the Agent, or the Lender concerned or, in the case of the event described in paragraph (c), any new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents. To the extent that Borrower can satisfy any request of the Agent or a Lender under this Clause 11.18 by referring the Agent, or, as the case may be, the Lender concerned to its website or its filing with the U.S. Securities and Exchange Commission, the Agent and each other Creditor Party agree that that Borrower

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shall have satisfied its obligations under this Clause 11.18 upon directing such Creditor Party in this way.

11.19	Inspection of records

Upon the request of the Agent, the Borrowers shall provide the Agent and any of its representatives, professional advisors and contractors with access to, and permit inspection of, books and records of each Borrower and the Guarantor, in each case, at reasonable times and upon reasonable notice.

Corporate Undertakings

12.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status

Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of Liberia or any other country to which it may re-domicile Provided that the Finance Documents and the rights and obligations of the Creditor Parties thereunder are not affected by such re-domiciliation and the Agent receives favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the country in which the relevant Borrower is to be re-domiciled.

12.3	Negative undertakings

No Borrower will:

(a)	change the nature of its business; or

(b)	pay any dividend or make any other form of distribution at any time when an Event of Default has occurred and is continuing or will result from the payment of any dividend or the making of any other form of distribution;

(c)	commence any action or procedure to effect any form of redemption, purchase or return of share capital at any time while an Event of Default has occurred and is continuing or will result from any form of redemption, purchase or return of share capital; or

(d)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms’ length Provided that the Borrowers may on-lend any Advance under Tranche B to the Guarantor subject to:

(i)	that Advance being used for the Group’s general corporate purposes; and
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(ii)	the rights of the Borrowers under such loan being fully subordinated in a manner acceptable to the Agent to the rights of the Creditor Parties under the Finance Documents on the date on which such loan is made available; or

(e)	open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents;

(f)	issue, allot or grant any person a right to any of its shares or reduce its share capital;

(g)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than:

(i)	any Designated Transaction; and

(ii)	any transaction in a derivative with a financial institution (other than the Swap Banks) for the purpose referred to in paragraph (b) of the definition of “Designated Transaction” Provided that:

(A)	the rights of such financial institution have been fully subordinated in writing or otherwise in a manner acceptable to the Agent to the rights of the Creditor Parties under the Finance Documents; and

(B)	no Borrower or any other Security Party (other than the Guarantor) shall create any form of Security Interest over any of its assets nor provide a guarantee in respect of the liabilities of the relevant Borrower or Borrowers under such transaction; or

(h)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation, unless such merger or reconstruction or reorganisation will not result in an Event of Default and that Borrower will be the surviving or continuing entity.

12.4	Hedging of interest rate risks

The Borrowers may, from time to time, enter into Designated Transactions with a Swap Bank for the purpose of hedging all or the major part of the interest rate risk under this Agreement throughout the Security Period. The Borrower shall discuss with the Swap Bank any hedging strategy for the Loan (or any part thereof) and shall give the Swap Bank a right of first refusal to quote for all hedging related services.

Insurance

13.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period (after the Drawdown Date of Tranche A) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including acts of terrorism and piracy);
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(c)	protection and indemnity risks (including, without limitation, pollution risks) for the full tonnage of that Ship as an entry with a protection and indemnity association being a member of the International Group of Protection and Indemnity Clubs; and

(d)	any other risks against, or additional insurance (other than loss of hire or political risks), which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Borrower to insure or to effect and which are specified by the Security Trustee by notice to that Borrower.

13.3	Terms of obligatory insurances

Each Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the Market Value of the Ship owned by that Borrower and (ii) an amount, which when aggregated with the amount for which the other Mortgaged Ships at the relevant time are insured pursuant to this Agreement, is equal to at least 120 per cent. of the Loan (in the case of that Ship, the “Agreed Insured Value”);

(c)	in the case of hull and machinery insurance, in an amount on an agreed value basis at least 66.6 per cent. of the Agreed Insured Value of that Ship with the remainder of that Agreed Insured Value being covered by hull interest and freight interest covers;

(d)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry from a member of the International Group of Protection and Indemnity Clubs;

(e)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(f)	on approved terms (and, for the time being (and until such time as the Agent may advise otherwise), the standard insurance terms arranged by the Approved Manager as at the date of this Agreement for vessels managed by it are considered approved for the purpose of this Clause 13); and

(g)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations, in each case if other than the Swedish Club,

Provided that any approval required under this Clause 13.3 shall not be unreasonably withheld or delayed and Provided further that any cover on Nordic terms placed with or under the lead of the Swedish Club shall be deemed approved by the Agent.

13.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3, each Borrower shall and shall procure that:

(a)	subject always to paragraph (b), name that Borrower as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
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(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	unless already named as an additional assured, name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if that Borrower fails to do so.

13.5	Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)	at least 14 days before the expiry of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or

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renew and of a letter or letters or undertaking in a form which is customary in major marine insurance markets.

13.7	Copies of certificates of entry

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Borrower is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in the form usually issued by such protection and indemnity and/or war risks association; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee unless contested in good faith so long as it does not, in the reasonable opinion of the Security Trustee, affect the relevant obligatory insurances effected.

13.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances

Each Borrower shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	it shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	it shall not make any changes relating to the classification or an Approved Classification Society or manager or operator of the Ship owned by that Borrower approved by the underwriters of the obligatory insurances;

(c)	it shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which that Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and
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(d)	it shall not employ its Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances

Each Borrower shall neither make nor agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance other than where alterations are mandatory to strictly comply with international conventions or Sanctions Laws.

13.13	Settlement of claims

Each Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications

Following the occurrence of an Event of Default and while the same is continuing, each Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications between that Borrower and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information

In addition, each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing (acting on the instructions of the Majority Lenders) any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances,

and that Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all reasonable and documented fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

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13.16	Mortgagee’s interest insurances and additional perils insurance

The Security Trustee shall be entitled from time to time if instructed by any Lender to effect, maintain and renew in respect of each Ship a mortgagee’s interest marine insurance and, in the case where a Ship is trading to ports in, or the territorial waters of, the United States of America, mortgagee’s interest additional perils insurance in respect of each Ship in an amount which, when aggregated with the amount for which the other Mortgaged Ships at the relevant time are insured pursuant to this Agreement, does not exceed 120 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time reasonably consider appropriate and the Borrowers shall upon demand fully indemnify the Security Trustee in respect of all premiums and other reasonable and documented expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

Ship Covenants

14.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period (after the Drawdown Date of Tranche A) except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit (in the case of Clauses 14.3(a) and 14.13(d) such permission not to be unreasonably withheld or delayed).

14.2	Ship’s name and registration

Each Borrower shall procure that each Borrower shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled.

14.3	Repair and classification

Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	so as to maintain her present classification or the highest classification available for vessels of the same type, age and specification as the relevant Ship with an Approved Classification Society free of material overdue recommendations affecting that Ship’s class; and

(b)	so as to comply with all laws and regulations applicable to vessels registered at ports in the applicable Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code unless a waiver has been obtained by that Borrower.

14.4	Approved Classification Society undertaking

Following the occurrence of an Event of Default and while the same is continuing, each Borrower shall, following a written request from the Agent, instruct the relevant Approved Classification Society referred to in Clause 14.3 (and will use reasonable endeavours to procure that that Approved Classification Society undertakes with the Security Trustee):

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the Approved Classification Society in relation to the Ship owned by that Borrower;
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(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and that Ship at the offices of that Approved Classification Society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if that Approved Classification Society:

(i)	receives notification from that Borrower or any person that that Ship’s Approved Classification Society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Borrower’s or that Ship’s membership of that Approved Classification Society; and

(d)	following receipt of a written request from the Security Trustee:

(i)	to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if that Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by that Approved Classification Society.

14.5	Modification

Each Borrower shall not make any modification or repairs to, or replacement of, the Ship owned by that Borrower or equipment installed on it which would materially and adversely alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.6	Removal of parts

Each Borrower shall not remove any material part of the Ship owned by that Borrower, or any item of equipment installed on, that Ship unless the part or item so removed is replaced in a timely manner by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and, if it was the property of that Borrower prior to its removal, becomes on installation on that Ship the property of that Borrower and subject to the security constituted by the relevant Mortgage Provided that each Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by that Borrower and provided further that that Borrower can remove obsolete equipment or equipment no longer required to ensure compliance with the rules and regulations of the Approved Classification Society of that Ship.

14.7	Surveys

Each Borrower shall submit the Ship owned by it to all periodical or other surveys which may be required for classification purposes (but, which for the avoidance of doubt, shall not restrict that Borrower asking for, and obtaining, an extension of a survey wherever it considers appropriate to do so) and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

14.8	Inspection
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Each Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by that Borrower at all reasonable times upon provision of timely advance notice to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

14.9	Prevention of and release from arrest

Each Borrower shall discharge within 10 Business Days all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by that Borrower, the Earnings or the Insurances and, forthwith upon receiving notice of the arrest of that Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release within 10 Business Days of the date of receipt of such notice of the arrest or detention of that Ship by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc.

Each Borrower shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws, Sanctions Laws and all other laws or regulations relating to that Ship, its ownership, operation and management or to the business of that Borrower unless a waiver in relation thereto has been obtained by that Borrower;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code, the ISPS Code and any Sanctions Laws unless a waiver in relation thereto has been obtained by that Borrower; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit that Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless that Borrower has (at its expense) effected any special, additional or modified insurance cover which the relevant Ship’s underwriters may require.

14.11	Provision of information

Each Borrower shall promptly provide the Security Trustee with any information which it reasonably requests regarding:

(a)	the Ship owned by that Borrower, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of that Ship;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, the relevant Approved Manager’s compliance and the compliance of that Ship, in each case with the ISM Code, the ISPS Code and any Sanctions Laws as regards that Ship,

and, upon the Security Trustee’s request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and copies of the Borrower’s or the Approved Manager’s Document of Compliance.

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14.12	Notification of certain events

Each Borrower shall immediately notify the Security Trustee by fax of:

(a)	any casualty which is a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by that Borrower has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or any Approved Classification Society or by any competent authority which is not complied with in accordance with its terms;

(d)	any arrest or detention of that Ship, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire unless in the case of an arrest or detention or the exercise or purported exercise of any lien, that Borrower has, within 5 Business Days from the occurrence of the relevant event, discharged the arrest, detention or lien;

(e)	any intended dry docking of that Ship which is expected to last at least 30 days;

(f)	any Environmental Claim made against that Borrower or in connection with that Ship, or any Environmental Incident which may or is likely to result in an Environmental Claim;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the relevant Approved Manager or otherwise in connection with that Ship which may result in the withdrawal of the Safety Management Certificate, the Document of Compliance or the ISSC applicable to that Ship, that Borrower or, as the case may be, that Approved Manager; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the withdrawal of the Safety Management Certificate, the Document of Compliance or the ISSC applicable to any Ship, a Borrower or, as the case may be, that Approved Manager, and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall reasonably require of that Borrower’s, that Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc.

Each Borrower shall not, in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;

(b)	enter into any charter in relation to that Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(c)	charter that Ship otherwise than on bona fide arm’s length terms;

(d)	appoint a manager of that Ship other than an Approved Manager; or

(e)	de-activate or lay up that Ship if that Ship is scheduled to be de-activated or laid up for a period exceeding 6 months unless the de-activation or lay-up is being made at the request of the charterer of that Ship and the charterer shall continue performing its obligations under the relevant charter during the de-activation or lay-up period; or
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(f)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $2,000,000 (or the equivalent in any other currency) unless that person has (i) first given to the Security Trustee and in terms reasonably satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason or (ii) entered into an agreement with that Borrower pursuant to which that person agrees that the Ship may depart the relevant shipyard or repair yard in consideration of a payment of part, but not all, of the costs of the relevant work.

14.14	Notice of Mortgage

Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority or, as the case may be, preferred mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.

14.15	Sharing of Earnings

No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings.

14.16	Assignable Charter Assignment

If a Borrower enters into an Assignable Charter, it shall, at the request of the Agent (such request to be made promptly upon the Agent being advised, or becoming aware, of the existence of that Assignable Charter), execute in favour of the Security Trustee an Assignable Charter Assignment in respect of such Assignable Charter (such Assignable Charter Assignment to be notified to, acknowledged by, the relevant charterer and any charter guarantor) and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4, 5, 7 and 9 of Schedule 5, Part A as the Agent may require.

Security cover

15.1	Minimum required security cover; provision of additional security; prepayment

If at any time there is a Charter Cover Deficiency and the Agent notifies the Borrowers that the Asset Cover Ratio is less than 1.25:1, the Borrowers shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 30 days after the date on which the Agent’s notice is served on them (the “Prepayment Date”) unless at least 1 Business Day before the Prepayment Date:

(a)	the Borrowers have provided, or ensured that a third party has provided, additional security which has a market value (which shall be determined in accordance with Clause 15.4) at least equal to the shortfall and which has been documented in such terms as the Agent may approve or require; or

(b)	the Borrowers have eliminated the shortfall through a combination of a partial prepayment of the Loan and the provision of additional security pursuant to Clause 15.1(a).

15.2	Valuation of Ships

The Market Value of a Ship or any Fleet Vessel at any date is that shown by a valuation prepared:

(a)	as at a date not more than 30 days previously;

(b)	by an Approved Shipbroker appointed by the Borrowers (subject to such valuation being addressed to the Agent);
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(c)	with or without physical inspection of that Ship (as the Agent may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, by taking into account any time charter to which that Ship or Fleet Vessel (and in the case of a Ship, including but not limited to an Approved Charter or an Assignable Charter) may be subject only if it has an unexpired duration exceeding or, capable of exceeding (through the exercise by the relevant Borrower or, as the case may be, the owner of the relevant Fleet Vessel of any extension option exercisable by it), 18 months.

15.3	Frequency of valuations

The Borrowers acknowledge and agree that the Agent may commission valuations of any Ship not more than once during each 6-month period of the Security Period or, if an Event of Default has occurred, at such other times whilst that Event of Default is continuing as the Agent shall deem necessary.

15.4	Value of additional security

The market value of any additional security which is provided under Clause 15.1 shall be as follows:

(a)	if it consists of a Security Interest over a vessel, shall be that shown by a valuation complying with the requirements of Clause 15.2 Provided that if such vessel is, on the date of its valuation, subject to an Assignable Charter with an unexpired duration exceeding or, capable of exceeding (through the exercise by its owner of any extension option exercisable by it), 18 months, in respect of which an Assignable Charter Assignment has been executed, the valuation shall be adjusted to take account of that charter.

(b)	if it consists of a Security Interest over a Dollar cash deposit, shall be that of the amount standing to the credit of the relevant account at that time (without taking into consideration, for the avoidance of doubt, cash standing to the credit of the Earnings Account) on a “Dollar for Dollar” basis; and

(c)	if it consists of a Security Interest over any other asset, shall be that reasonably determined by the Agent.

15.5	Valuations binding

Any valuation under Clause 15.2 or 15.4 shall be binding and conclusive as regards the Borrowers and the Creditor Parties, as shall be any valuation which the Agent reasonably makes of any additional security.

15.6	Provision of information

Each Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clauses 15.2 or 15.4 with any information which the Agent or the shipbroker or expert may reasonably request for the purposes of the valuation; and, if that Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Agent, acting on the instructions of the Majority Lenders, (or the expert appointed by them) consider prudent.

15.7	Payment of valuation expenses

Without prejudice to the generality of the Borrowers’ obligations under Clauses 20.2, 20.3 and 21.3, the Borrowers shall, on demand, pay the Agent the amount of the reasonable and documented fees and expenses of any shipbroker or expert instructed by the Agent under this Clause (provided that no more than one set of valuations of each Ship in each 6-month

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period shall be payable by the Borrowers unless an Event of Default has occurred which is continuing in which case the Borrowers shall be liable to pay for all valuations that take place during the period such Event of Default is continuing) and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.8	Application of prepayment

Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.1.

15.9	Release of additional security

If the Asset Cover Ratio shall at any time exceed 1.25:1 and the Borrowers shall have previously provided further security pursuant to this Clause 15, the Agent, after receiving a notice from the Borrowers to do so (such notice to include evidence satisfactory to the Agent that the Asset Cover Ratio specified in Clause 15.1 has been maintained for a period of 30 consecutive days (or a shorter period as the Agent may (acting on the instructions of the Majority Lenders) accept) prior to such notice) will, subject to being indemnified to its satisfaction against the cost of doing so, release any such further security specified by the Borrowers to the extent that the Asset Cover Ratio shall continue to be at least 1.25:1 following such release Provided that at the relevant time no Event of Default has occurred and is continuing or will result from such release.

Payments and Calculations

16.1	Currency and method of payments

All payments to be made by the Lenders or by the Borrowers under a Finance Document (other than under a Master Agreement) shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by a Borrower to the Agent or any Lender, to the account of the Agent at Bank of New York, New York (SWIFT Code: IRVTUS3N; Account No. 8900429585) with reference “Attn Loans Admin - Costamare –$180m facility”, or to such other account with such other bank as the Agent may from time to time notify to the Borrowers and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

16.2	Payment on non-Business Day

If any payment by any Borrower under a Finance Document (other than under the Master Agreement) would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

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16.3	Basis for calculation of periodic payments

All interest and commitment fee and any other payments under any Finance Document (other than under a Master Agreement) which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties

Subject to Clauses 16.5, 16.6 and 16.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount:

(i)	any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand; and

(ii)	any FATCA Deduction.

16.6	Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to any Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to that Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to a Borrower or a Lender, without first having received that sum, the Borrower’s or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt

Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

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16.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by any Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by any Borrower and any Security Party.

16.10	Agent’s memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from any Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by any Borrower and any Security Party.

16.11	Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by any Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

16.12	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, the Borrowers or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 16.1 may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of any Borrower or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the party or parties under this Agreement beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents;

(b)	all interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements;

(c)	a party to this Agreement which has made a payment in accordance with paragraphs (a) and (b) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account;

(d)	promptly upon the appointment of a successor Agent in accordance with the Finance Documents, each Paying Party shall (other than to the extent that that party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 16.4; and

(e)	a Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and
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(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

Application of Receipts

17.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (other than under the Master Agreements) in the following order and proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents (other than a Master Agreement) other than those amounts referred to at paragraphs (a)(ii) and (a)(iii) (including, but without limitation, all amounts payable by the Borrowers under Clauses 20, 21 and 22 of this Agreement or by the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document (other than the Master Agreements));

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (other than under the Master Agreements); and

(iii)	thirdly, in or towards satisfaction of the Loan;

(b)	SECONDLY: in or towards satisfaction of any amounts then due and payable under the Master Agreements in the following order and proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Swap Banks under the Master Agreements other than those amounts referred to at paragraphs (b)(ii) and (b)(iii);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Swap Banks under the Master Agreements (and, for this purpose, the expression “interest” shall include any net amount which the Borrowers shall have become liable to pay or deliver under section 2(e) (Obligations) of each Master Agreement but shall have failed to pay or deliver to the relevant Swap Bank (or any of them) at the time of application or distribution under this Clause 17); and

(iii)	thirdly, in or towards satisfaction pro rata of the aggregate Swap Exposure (calculated as at the actual Early Termination Date applying to each particular Designated Transaction entered into under the Master Agreements (or any of them), or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder and pro rata as between them);

(c)	THIRDLY: (if an Event of Default has occurred and is continuing at the time any sums received or recovered are being applied in accordance with this Clause 17.1) in retention of an amount equal to any amount not then due and payable under any Finance Document (other than a Master Agreement) but which the Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due
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and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause 17;

(d)	FOURTHLY: (if an Event of Default has occurred and is continuing at the time any sums received or recovered are being applied in accordance with this Clause 17.1) in retention of an amount equal to any amount not then due under and payable under a Master Agreement but which the Swap Bank, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause; and

(e)	FIFTHLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

17.2	Variation of order of application

The Agent may, with the authorisation of all the Lenders and the Swap Banks, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application

The Agent may give notices under Clause 17.1(a) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served and which have not yet been applied.

17.4	Appropriation rights overridden

This Clause 17 and any notice which the Agent gives under Clause 17.1(a) shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any Security Party.

Application of Earnings

18.1	Payment of Earnings

Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment to which that Borrower is a party), all the Earnings of the Ship owned by that Borrower are paid to the Earnings Account for that Ship.

18.2	Interest accrued on Earnings Accounts

Any credit balance on an Earnings Account shall bear interest at the rate from time to time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Agent likely to remain on that Earnings Account.

18.3	Location of accounts

Each Borrower shall promptly:

(a)	comply with any reasonable requirement of the Agent as to the location or re-location of the Earnings Accounts (or any of them); and
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(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts.

18.4	Earnings Account: withdrawals

Unless and until an Event of Default shall occur which is continuing and the Agent shall direct to the contrary, each Borrower shall freely withdraw moneys from its Earnings Account,

Provided that:

(a)	if a Borrower wishes to make a withdrawal during either of the grace periods referred to in Clause 19.1(a), it may only make such withdrawal with the prior written consent of the Agent unless during such grace period the relevant payment referred to in Clause 19.1(a) has been made rendering such grace period redundant; and

(b)	any such withdrawal shall not result in a breach of the Borrowers’ obligations under Clause 12.3(b).

Events of Default

19.1	Events of Default

An Event of Default occurs if:

(a)	each Borrower or any Security Party fails to pay any sum within 3 days of the date such sum is due and payable under a Finance Document or, in the case of any sum expressed to be payable on demand, within 3 Business Days of the Agent’s written demand, unless such failure to pay is caused by an administrative error in the banking system and payment of the relevant sum is made within 3 Business Days of its due date; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.17, 12.2, 12.3, 13.7 or 15.1 if the Agent (acting on the instructions of the Majority Lenders) elects to apply the minimum required security cover test in the circumstances referred to in Clause 15.1; or

(c)	any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Agent (acting on the instructions of the Majority Lenders), is capable of remedy, and such default continues unremedied 20 days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, a Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated and the effect of which will be adverse to the Security Interests created pursuant to the Finance Documents or will have a material adverse effect on the performance of the obligations undertaken by the Borrowers and the other Security Parties pursuant to this Agreement, any Master Agreement or any of the other Finance Documents; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person which, in the case of each Borrower, exceeds, in aggregate, $1,500,000 (or the equivalent in any other currency) and, in the case of the Guarantor, exceeds, in aggregate, $5,000,000 (or the equivalent in any other currency):
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(i)	any Financial Indebtedness of a Relevant Person is not paid when due (after taking into account any applicable grace periods); or

(ii)	any Financial Indebtedness of a Relevant Person is declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner as a consequence of any termination event; or

(iv)	any long-term loan and/or guarantee facility (which is to be used in financing one or more ships or newbuildings) relating to any Financial Indebtedness of a Relevant Person becomes capable of being declared due and payable as a result of any event of default in respect of such facility and a notice of default (or similar notice setting out the event which makes that facility capable of being declared due and payable) has been issued; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable and such enforcement is not cancelled, terminated, withdrawn or suspended within 30 days of being commenced; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress:

(A)	in the case of a Ship and any arrest thereof, if that Ship has not been released within 10 Business Days of the date of receipt of such notice of the arrest of that Ship by providing bail or otherwise as the circumstances may require; and

(B)	in respect of all other assets of a Relevant Person, in respect of a sum of, or sums aggregating, $3,000,000 , in the case of the Guarantor, and $1,000,000 in the case of any other Relevant Person or more or the equivalent in another currency and the action in question is not discharged within 15 days; or

(iii)	any administrative or other receiver is appointed over all or a substantial part of the assets of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a
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Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than a Borrower or the Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Agent (acting on the instructions of the Majority Lenders) and effected not later than 90 days after the commencement of the winding up and save further that the provisions of this Clause 19.1(g)(vii) do not apply in the cases of paragraphs (cc) and (dd) if the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 90 days of it being made or presented, or (bb) within 90 days of the administration notice being given or filed, or other relevant steps are being taken or other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Security Party will continue to carry on its business in the ordinary course and without being the subject of any actual, interim or pending insolvency law procedure; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 90 days of being made or presented, or (bb) within 90 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all Provided however:

(A)	a discussion about the possibility of taking any such a step in relation to any of the above during a board meeting, shall not constitute an Event of Default under this Clause 19.1(g)(ix);

(B)	a petition or legal proceedings initiated by a third party, which the Borrowers can demonstrate to the satisfaction of the Agent (acting upon the instructions of the Majority Lenders) in its absolute discretion, by providing an opinion of leading counsel to that effect, is frivolous, vexatious or an abuse of the process of the court or relates to a claim to which the relevant Security Party has a good defence and which is being vigorously contested by the relevant Security Party shall not constitute an Event of Default; or
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(x)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the reasonable opinion of the Agent, acting on the instructions of the Majority Lenders (having previously received advice of counsel) is similar to any of the foregoing unless the relevant proceedings are being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and/or such having been terminated within 90 days of commencement; or

(h)	a Borrower or any Security Party ceases or suspends carrying on its business or a part of its business which, in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders) is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Agent (acting on the instructions of the Majority Lenders) consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document,

unless the Majority Lenders are satisfied that through the implementation of alternative arrangements satisfactory to the Majority Lenders the unlawfulness or impossibility will be overcome or rectified within a period of 10 days without jeopardising in any way the position of the Creditor Parties under this Agreement, any Master Agreement or any of the other Finance Documents or the Security Interests created pursuant to the Finance Documents (and such unlawfulness or impossibility is actually overcome or rectified within such 10-day period); or

(j)	any official consent necessary to enable any Borrower to own, operate or charter the Ship owned by it or to enable any Borrower or any Security Party to comply with any provision which the Majority Lenders reasonably consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled unless that Borrower or other relevant Security Party has obtained a waiver thereof from the relevant authorities; or

(k)	if the common units of the Guarantor cease to be quoted on the New York Stock Exchange or any other stock exchange acceptable to the Agent; or

(l)	without the prior consent of the Lenders (such consent not to be unreasonably withheld or delayed), the Guarantor ceases to wholly own, directly or indirectly, any Borrower; or

(m)	without the prior written consent of the Agent (acting with the authorisation of the Majority Lenders), any of the Initial Approved Charters is terminated or becomes invalid or unenforceable or otherwise ceases to be in full force and effect for any reason prior to its stated termination date (without taking into account any option periods which, at the relevant time, have not been exercised) unless that Initial Approved Charter is replaced within 90 days of its termination or of the date on which such Initial Approved Charter ceased to be in full force and effect by another Approved Charter; or

(n)	any provision which the Agent (acting on the instructions of the Majority Lenders) reasonably consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(o)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or
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(p)	any other event occurs or any other circumstances arise or develop including, without limitation, a material adverse change in the financial position, state of affairs or prospects of any Relevant Person in the light of which the Majority Lenders reasonably consider that there is a significant risk that any Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

19.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default and while the same is continuing:

(a)	the Agent shall, if so instructed by the Majority Lenders:

(i)	serve on the Borrowers a notice stating that all or part of the Commitments and of other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or

(ii)	serve on the Borrowers a notice stating that all or part of the Loan, all or any accrued interest and all or any other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law and the Agent may, without being instructed by the Majority Lenders, take any action (other than that referred to in paragraphs (i) and (ii)) which, as a result of the Event of Default, the Agent is entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee shall, if so instructed by the Agent, acting with the authorisation of the Majority Lenders, take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (a)(ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law and the Security Trustee may, without being instructed by the Agent or the Majority Lenders, take any action which, as a result of the Event of Default, the Security Trustee is entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments

On the service of a notice under Clause 19.2(a)(i), the Commitments (or the relevant part thereof) and all other or the relevant obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

19.4	Acceleration of Loan

On the service of a notice under Clause 19.2(a)(ii) all or, as the case may be, the relevant part of the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices

The Agent may serve notices under Clauses 19.2(a)(i) or 19.2(a)(ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties
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The Agent shall send to each Lender, the Security Trustee, each Swap Bank and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrowers or any Security Party with any form of claim or defence.

19.7	Creditor Party rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Creditor Parties under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to any Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the dishonesty, the gross negligence or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees unless the Borrower or any Security Party is privy to such conduct.

19.9	Relevant Persons

In this Clause 19, a “Relevant Person” means any Borrower and any Security Party.

19.10	Interpretation

In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

Fees and Expenses

20.1	Arrangement and commitment fees

The Borrowers shall pay (or, as the case may be, has paid), to the Agent:

(a)	certain fees in the amounts and at the times agreed in the Fee Letter; and

(b)	quarterly in arrears during the period from (and including) the date of this Agreement to the earlier of (i) the final Drawdown Date and (ii) the last day of the Availability Period (and on the last day of that period) for the account of the Lenders, a commitment fee at the rate of 0.65 per cent. per annum on the undrawn and uncancelled amount of the Total Commitments for distribution among the Lenders pro rata to their Commitments, Provided that no commitment fee shall be payable to the Agent (for the account of a Lender) on the Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
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20.2	Costs of negotiation, preparation etc.

The Borrowers shall pay to the Agent on its demand the amount of all reasonable and documented expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc.

The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amount of all documented expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made which results from a request made by the Borrowers, the occurrence of an Event of Default or a change of law (including, without limitation, the application or interpretation thereof);

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes

The Borrowers shall promptly pay any tax or duty payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax or duty (but this does not extend to duties or taxes arising as a result of a transfer under Clause 26.2).

20.5	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due. Upon request by the Borrowers, the Agent shall provide details of the relevant amounts together with supporting documents.

Indemnities

21.1	Indemnities regarding borrowing and repayment of Loan

The Borrowers shall fully indemnify the Agent, each Lender and their affiliates on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party or its

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affiliates, or which that Creditor Party or its affiliates reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the relevant Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrowers (or any of them) to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7); and

(d)	the occurrence of an Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income, a FATCA Deduction and the Bank Levy) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Break Costs

Without limiting the generality of Clause 21.1, the Borrowers shall be deemed to have complied with their obligations under Clause 21.1(b) as regards the Loan (but not any other overdue sum) by, within 3 Business Days of demand by a Creditor Party, paying to that Creditor Party its Break Costs attributable to all or any part of the Loan being paid by the Borrowers on a day other than the last day of an Interest Period for Tranche A or, as the case may be, an Advance under Tranche B. Each Creditor Party shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

21.3	Miscellaneous indemnities

The Borrowers shall fully indemnify each Creditor Party and its affiliates severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party or its affiliates, in any country, as a result of or in connection with any Environmental Claim or otherwise howsoever arising out of any Environmental Incident or in connection with any breach of any Sanctions laws.

21.4	Currency indemnity

If any sum due from any Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,
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the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4 the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrowers which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5	Application to Master Agreement

For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrowers to any Swap Bank under or in connection with the relevant Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

21.6	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due. Upon request by the Borrowers, the Agent shall provide details of the relevant amounts together with supporting documents.

21.7	Sums deemed due to a Lender

For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

No set-off or Tax Deduction

22.1	No deductions

All amounts due from any Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes

If any Borrower is required by law to make a tax deduction from any payment:

(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.
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22.3	Evidence of payment of taxes

Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income

In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income or a FATCA Deduction.

22.5	Claw-back of tax benefit

If, following any such deduction or withholding as is referred to in Clause 22.2 from any payment by a Borrower, a Lender shall receive or be granted a credit against or remission for any taxes payable by it, such Lender shall, subject to that Borrower having made any increased payment in accordance with Clause 22.2 and to the extent that such Lender can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of such Lender to obtain any other relief or allowance which may be available to it, reimburse that Borrower with such amount as such Lender shall certify (attaching supporting documentation unless the relevant Lender is prohibited from disclosing any such documentation) to be the proportion of such credit or remission as will leave such Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrower as aforesaid. Such reimbursement shall be made forthwith upon such Lender certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige a Lender to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrowers shall not, by virtue of this Clause 22.5, be entitled to enquire about a Lender’s tax affairs.

22.6	Application to a Master Agreement

For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrowers to a Swap Bank under or in connection with the relevant Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

22.7	FATCA information

(a)	Subject to paragraph (c) below, each party to the Finance Documents shall, within 10 Business Days of a reasonable request by another party to the Finance Documents:

(i)	confirm to that other party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party’s compliance with FATCA;

(b)	if a party to any Finance Document confirms to another party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware
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that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly;

(c)	paragraph (a) above shall not oblige any Creditor Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality;

(d)	if a party to any Finance Document fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that party failed to confirm its applicable “passthru payment percentage” then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100 per cent., until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

22.8	FATCA Deduction

(a)	Each party to a Finance Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each party to a Finance Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to a Finance Document to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent and the Agent shall notify the other Creditor Parties.

22.9	Value Added Tax

The Borrowers agree that:

(a)	all amounts expressed to be payable under a Finance Document by any party to a Creditor Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by a Creditor Party to any party in connection with a Finance Document, that party shall pay to that Creditor Party (in additional to and at the same time as paying the consideration) an amount equal to the amount of the VAT; and

(b)	where a Finance Document requires any party to reimburse a Creditor Party for any costs or expenses, that party shall also at the same time pay and indemnify that Creditor Party against all VAT incurred by that Creditor Party in respect of the costs or expenses to the extent that that Creditor Party reasonably determines that it is not entitled to credit or repayment of the VAT.
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Illegality, Etc.

23.1	Illegality

This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality

The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment

On the Agent notifying the Borrowers under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4	Mitigation

If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

Increased Costs

24.1	Increased costs

This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or regulation or an alteration after the date of this Agreement in the manner in which a law or regulation is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income);
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(b)	complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement, which laws or regulations shall include, for the avoidance of doubt, the Basel II Accord) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)	the implementation or application of, or compliance with, Basel III or any law or regulation which implements or applies Basel III, the effect of which is not able to be reasonably calculated and quantified as at the date of this Agreement, the Notifying Lender has incurred or will incur an “increased cost”.

24.2	Meaning of “increased cost”

In this Clause 24, “increased cost” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not (aa) an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender or the Bank Levy or (bb) an item covered by the indemnity for tax in Clause 21.1 or by Clause 22, (cc) a FATCA Deduction or (dd) an item:

(i)	attributable to a change in the weighting approach adopted by the Notifying Lender pursuant to the Basel II Accord;

(ii)	arising from a decision by the Notifying Lender to adopt or implement a law or regulation which is not mandatorily applicable to it at the time it adopts such law or regulation; or

(iii)	arising from a law or regulation applicable only to the Notifying Lender if the imposition of such law or regulation arises from the Notifying Lender’s own behaviour,

but only to the extent that the Notifying Lender determines it did or would have occurred the same level of increased costs as at the date of this Agreement and by reference to the facts and circumstances prevailing at that time.

24.3	Exception

Clause 24.1 does not apply to the extent any increased cost is compensated for by the payment of the Mandatory Cost.

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24.4	Notification to Borrowers of claim for increased costs

The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.5	Payment of increased costs

The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost (subject to providing the Borrowers with supporting documentation unless the Notifying Lender is prohibited from disclosing such documentation).

24.6	Notice of prepayment

If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.5, the Borrowers may give the Agent not less than 3 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.7	Prepayment; termination of Commitment

A notice under Clause 24.6 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin and the Mandatory Cost (if any).

24.8	Application of prepayment

Clause 8 shall apply in relation to the prepayment.

Set-off

25.1	Application of credit balances

Each Creditor Party may with prior written notice to the Borrowers (other than at any time following the occurrence of an Event of Default and while the same is continuing in which case no such notice shall be required):

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrowers at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrowers (or any of them);

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and
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(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender

For the purposes of this Clause 25, a sum payable by any Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest

This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.

Transfers and Changes in Lending Offices

26.1	Transfer by Borrowers

No Borrower may, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender

Subject to Clause 26.4 and the other provisions of this Clause 26.2, a Lender (the “Transferor Lender”) may at any time cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank, financial institution or a Fund (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 6 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

Provided that a transfer pursuant to this Clause 26.2 shall:

(i)	be effected without the consent of the Borrowers (other than in the case of a transfer to a Fund):

(A)	if such transfer is effected when an Event of Default is continuing for 90 consecutive days or more; or
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(B)	if such transfer is to another Lender or an affiliate of a Lender; and

(ii)	in all other circumstances (including a transfer to a Fund), be effected with the prior written consent of the Borrowers (such consent not to be unreasonably withheld or delayed unless the transfer is to a Fund, in which case the Borrowers may withhold their consent in their discretion). Such consent shall be deemed received by the Creditor Parties if the Borrowers have failed to respond within 5 Business Days of the Creditor Parties’ request, unless the transfer is to a Fund where failure to respond within 5 Business Days shall not be deemed to be a consent to such transfer.

26.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to each Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate

Except as provided in Clause 26.16, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, any Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor
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Lender’s title and of any rights or equities which any Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the Transferor Lender, assuming that any defects in the Transferor Lender’s title and any rights or equities of any Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation provided the original Lender would have incurred a loss of that kind or amount.

The rights and equities of any Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

26.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates

The Borrowers, the Security Trustee, each Swap Bank and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

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26.11	Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender. Such fee is not to be reimbursed to the payee by the Borrowers or any Security Party.

26.12	Disclosure of Confidential Information

Any Creditor Party may disclose:

(a)	to any of its affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Creditor Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Trustee and, in each case, to any of that person’s affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person’s affiliates, Representatives and professional advisers;

(iii)	appointed by any Creditor Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.16;

(viii)	who is a party to this Agreement, a member of the Group or any related entity of a Security Party;
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(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(x)	with the consent of the Borrowers;

in each case, such Confidential Information as that Creditor Party shall consider appropriate if:

(A)	in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Agreement except that there shall be no requirement for a Confidentiality Agreement if the recipient is already bound by requirements of confidentiality in relation to the Confidential Information;

(B)	in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Agreement or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to sub-paragraph (v) of paragraph (b), sub-paragraph (vi) of paragraph (b) and sub-paragraph (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Creditor Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Creditor Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Creditor Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Security Parties if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

Each Security Party hereby releases each Creditor Party and each of its affiliates and each of its or their officers, directors, employees, head office, professional advisers, auditors and Representatives from any confidentiality obligations or confidentiality restrictions arising from Swiss law or other applicable banking secrecy and data protection legislation which would prevent any such person from disclosing any Confidential Information in accordance with the provisions of this Clause 26.12.

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26.13	Change of lending office

A Lender may change its lending office by giving notice to the Agent and the Agent shall notify the Borrowers and the other Creditor Parties and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.14	Notification

On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.15	Replacement of Reference Bank

If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, the Agent, acting on the instructions of the Majority Lenders, and with the agreement of the Borrowers, shall appoint another bank (whether or not a Lender) to be the replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.16	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrowers or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender to a federal reserve or central bank including, without limitation:

(a)	by way of any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	if the Lender is a Fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by any Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.17	No additional costs

If at the time of, or immediately after, any transfer by a Lender of any part of its rights, benefits and/or obligations under this Agreement, or any change in the office through which a Lender lends for the purposes of this Agreement or a Lender’s re-organisation under Clause 26.6, the Borrowers would be obliged to pay to the Transferee Lender or the successor (as defined in Clause 26.6) or (in the case of a change of lending office) such Lender under Clauses 5.7, 22.2 or 24.1 any sum in excess of the sum (if any) which it would

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have been obliged to pay to such Lender under the relevant clauses in the absence of such transfer, re-organisation or change of office, the Borrowers shall not be obliged to pay that excess.

26.18	Publication

The Bookrunner and/or the Agent may, subject to the prior written consent of the Borrowers (such consent not to be unreasonably withheld or delayed), publish information (at the Bookrunner’s or the Agent’s expense) regarding their role and participation under such capacities in the Loan under this Agreement and use the Guarantor’s logo and trademark in connection with such publication.

26.19	Replacement of a Defaulting Lender

(a)	The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to this Clause 0 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, Fund or other entity (a “Replacement Lender”) selected by the Borrowers, and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with this Clause 0 for a purchase price in cash payable at the time of transfer which is either:

(i)	in an amount equal to the outstanding principal amount of such Lender’s Contribution and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrowers and which does not exceed the amount described in paragraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 26.20 shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent or Security Trustee;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(iii)	the transfer must take place no later than 7 Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.
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26.20	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days of that request being made (unless the Borrowers and the Agent agree to a longer time period in relation to any request):

(a)	its Commitment shall not be included for the purpose of calculating the Total Commitments under the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

26.21	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any undrawn Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Loan; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance documents,

that Defaulting Lender’s Commitment under the Loan will be reduced by the amount of its undrawn Commitment under the Loan and, to the extent that that reduction results in that Defaulting Lender’s Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 26.22 the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

Variations and Waivers

27.1	Variations, waivers etc. by Majority Lenders

Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the

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Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender and the Swap Bank”:

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	an increase in any Lender’s Commitment;

(d)	a change to the definition of “Majority Lenders”;

(e)	a change to Clause 3 or this Clause 27;

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

Notices

28.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications
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A notice by letter or fax shall be sent:

(a)	to the Borrowers:	c/o Costamare Shipping Company S.A.
60 Zephyrou Street and Syngrou Avenue
175 64 Athens
Greece

Fax No: +30 210 940 9051

Attn: CFO of Costamare Partners

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to a Mandated Lead Arranger:	At the address below its name in Schedule 2

(d)	to a Swap Bank:	At the address below its name in Schedule 3

(e)	to the Agent, Bookrunner	DNB Bank ASA
	and Security Trustee:	8th Floor,
The Walbrook Building
25 Walbrook
London EC4N 8AF
England

Attn: Credit Middle Office & Agency

Fax No: +44(0) 207 283 5935

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders, the Mandated Lead Arrangers, the Swap Banks and the Security Parties.

28.3	Effective date of notices

Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours

However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

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28.5	Illegible notices

Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication

Any communication to be made between the Agent and a Lender or a Swap Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender or the relevant Swap Bank:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender or a Swap Bank will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender or a Swap Bank to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.8	English language

Any notice under or in connection with a Finance Document shall be in English.

28.9	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the parties to this Agreement may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant parties directly. This provision shall not operate after a replacement Agent has been appointed.

28.10	Meaning of “notice”

In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

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Supplemental

29.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts

A Finance Document may be executed in any number of counterparts.

29.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

Joint and Several liability

30.1	General

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 30.2, joint.

30.2	No impairment of Borrower’s obligations

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrower;

(b)	any Lender, any Swap Bank or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with any of the other Borrowers;

(c)	any Lender, any Swap Bank or the Security Trustee releasing any of the other Borrowers or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

30.3	Principal debtors

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrowers shall in any circumstances be construed to be a surety for the obligations of any of the other Borrower under this Agreement.

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30.4	Subordination

Subject to Clause 30.5, during the Security Period, no Borrower shall:

(a)	claim any amount which may be due to it from any of the other Borrowers or other Security Party whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any of the other Borrowers or other Security Party for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any of the other Borrowers or other Security Party; or

(c)	set off such an amount against any sum due from it to any of the other Borrowers or other Security Party; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any of the other Borrowers or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

30.5	Borrowers’ required action

If during the Security Period, the Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (e) of Clause 30.4, in relation to any of the other Borrowers, that Borrower shall take that action as soon as practicable after receiving the Agent’s notice.

Law and Jurisdiction

31.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

31.2	Exclusive English jurisdiction

Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

31.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

No Borrower shall commence any proceedings in any country other than England in relation to a Dispute.

31.4	Process agent
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Each Borrower irrevocably appoints Mr. Richard Coleman c/o H. Clarkson and Co. Ltd. at its office for the time being, presently at 3 Lower Thames Street, London EC3R 6HE, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

31.5	Creditor Party rights unaffected

Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of “proceedings”

In this Clause 31, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

Lenders and Commitments

Lender	Lending Office	Commitment (US Dollars)

DNB Bank ASA	8th Floor, The Walbrook Building 25 Walbrook London EC4N 8AF England Fax: +44 207 283 5935 Attn: Credit Middle Office & Agency	60,000,000

Citibank, N.A., London Branch	Citigroup Centre 33 Canada Square Canary Wharf London E14 5LB England Fax: +30 210 429 2806 Attn: Dimitri Vassilacos	60,000,000

Credit Suisse AG	St. Alban-Graben 1-3 Basel CH-4002 Switzerland Fax: 0041 61 266 7939 Attn: Monica Klapp	60,000,000
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Schedule 2

Mandated Lead Arrangers

Lender	Office

DNB Bank ASA	8th Floor The Walbrook Building 25 Walbrook London EC4N 8AF England Fax: +44 207 283 5935 Attn: Credit Middle Office & Agency

Citibank, N.A., London Branch	Citigroup Centre 33 Canada Square Canary Wharf London E14 5LB England Fax: +30 210 429 2806 Attn: Dimitri Vassilacos

Credit Suisse AG	St. Alban-Graben 1-3 Basel CH-4002 Switzerland Fax: 0041 61 266 7939 Attn: Monica Klapp
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Schedule 3

Swap Banks

Swap Bank	Office

DNB Bank ASA	8th Floor The Walbrook Building 25 Walbrook London EC4N 8AF England Fax: +44 207 283 5935 Attn: Credit Middle Office & Agency

Citibank International plc, London Branch	33 Canada Square Canary Wharf London E14 5LB England Fax: +30 210 429 2806 Attn: Dimitri Vassilacos

Credit Suisse AG	St. Alban-Graben 1-3 Basel CH-4002 Switzerland Fax: 0041 61 266 7939 Attn: Monica Klapp
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Schedule 4

Drawdown Notice

To:	DNB Bank ASA
8th Floor
The Walbrook Building
25 Walbrook
London EC4N 8AF

Attention: [Loans Administration]

[●]

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated [●] 2014 and made between (amongst others) ourselves, as joint and several Borrowers, the Lenders, the Mandated Lead Arrangers and the Swap Banks referred to therein, and yourselves as Agent, Bookrunner and Security Trustee in connection with a term loan and reducing revolving facility of up to US$180,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow [Tranche A] [an Advance under Tranche B] as follows:

(a)	Amount: US$[●];

(b)	Drawdown Date: [●];

(c)	Duration of the first Interest Period shall be [●] months; and

(d)	Payment instructions: account of [●] and numbered [●] with [●] of [●].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Advance.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]

________________________

[Director] [Attorney-in-fact]
for and on behalf of
CAPETANISSA MARITIME CORPORATION
JODIE SHIPPING CO.
KAYLEY SHIPPING CO. and
RAYMOND SHIPPING CO.

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Schedule 5

Condition Precedent Documents

Part A

The following are the documents referred to in Clause 9.1(a).

1	A duly executed original of this Agreement, the Agency and Trust Agreement, the Guarantee, the Master Agreements and the Master Agreement Assignments (and of each document required to be delivered pursuant thereto).

2	Certified copies of the certificate of incorporation or, as the case may be, certificate of limited partnership and constitutional documents of each Borrower and the Guarantor.

3	Copies of resolutions of the directors and shareholders of each Borrower and copies of resolutions of the directors of each Security Party authorising the execution of each of the Finance Documents to which that Borrower or that Security Party is a party and, in the case of each Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement and in the case of each Borrower ratifying the execution of the Underlying Documents.

4	The original of any power of attorney under which any Finance Document is executed on behalf of each Borrower and each Security Party.

5	Copies of all consents which each Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or any Management Agreement to which it is a party.

6	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts.

7	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.

8	Such documents as the Agent on behalf of, and as instructed by, all Lenders, may require for its “know your customer” and other customary money laundering checks.

9	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, Liberia, England and such other relevant jurisdictions as the Agent may require.

10	A copy of each Approved Charter duly executed by the parties thereto.

11	If the Agent so requires, in respect of any of the documents referred to above not being English, a certified English translation prepared by a translator approved by the Agent.

Part B

The following are the documents referred to in Clause 9.1(b).

1	A duly executed original of the Mortgages, the General Assignments, the Account Charges and the Approved Charter Assignments (and of each document to be delivered under each of them).
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2	Documentary evidence that:

(a)	Costamare Inc. wholly owns Costamare Partners and that Costamare Partners is the general partner of the Guarantor;

(b)	each Ship shall be registered permanently or (as the case may be) provisionally in the name of the relevant Borrower under an Approved Flag;

(c)	each Ship shall be in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance;

(d)	each Ship maintains the classification referred to in Clause 14.3(a) free of all overdue recommendations and conditions of the relevant Approved Classification Society affecting that Ship’s class;

(e)	the Mortgage in respect of each Ship has or has been duly registered against that Ship as a valid first preferred or priority ship mortgage in accordance with the laws of the applicable Approved Flag State immediately after the Drawdown Date of Tranche A;

(f)	each Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with; and

(g)	evidence satisfactory to the Agent that each Ship is subject to the relevant Approved Charter.

3	A duly executed original of the Manager’s Undertaking in relation to each Ship.

4	Copies of:

(a)	the document of compliance (DOC) and safety management certificate (SMC) referred to in paragraph (a) of the definition of the ISM Code Documentation or, if not yet issued, the application in respect thereof, in respect of each Ship and the Approved Manager certified as true and in effect by the Borrower owning that Ship; and

(b)	the ISPS Code Documentation or, if not yet issued, the application in respect thereof, in respect of each Ship and the Borrower owning that Ship certified as true and in effect by that Borrower.

5	Evidence satisfactory to the Agent that each Borrower is a direct or, as the case may be, indirect wholly owned subsidiary of the Guarantor,

6	One valuation of each Ship addressed to the Agent prepared in accordance with Clause 15.

7	A copy of each Underlying Document of each Ship.

8	Documentary evidence that the agent for service of process named in the Finance Documents to which the Borrower owning a Ship is a party has accepted its appointment.

9	A favourable opinion (at the cost of the Borrowers) from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for each Ship as the Agent may require.

10	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the applicable Approved Flag State and such other relevant jurisdictions as the Agent may require.
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11	If the Agent so requires, in respect of any of the documents referred to above not in the English language, a certified English translation prepared by a translator approved by the Agent.

Every copy document delivered under this Schedule shall be, unless otherwise provided, certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the relevant Borrower.

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Schedule 6

Transfer Certificate

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:     DNB Bank ASA for itself and for and on behalf of the Borrowers, each Security Party, the Security Trustee, each Swap Bank and each Lender, as defined in the Loan Agreement referred to below.

[●]

1	This Certificate relates to a Loan Agreement dated [●] 2014 (as amended and/or supplemented from time to time, the “Loan Agreement”) and made between (1) Capetanissa Maritime Corporation, Jodie Shipping Co., Kayley Shipping Co., and Raymond Shipping Co. as joint and several borrowers (together, the “Borrowers”), (2) certain banks and financial institutions as lenders (together in such capacity, the “Lenders”), (3) certain banks and financial institutions as swap banks (in such capacity, the “Swap Banks”), (4) certain banks and financial institutions as mandated lead arrangers and (5) DNB Bank ASA as agent, Bookrunner (in such capacity, the “Agent”) and as security trustee (in such capacity, the “Security Trustee”) for a term loan and reducing revolving facility in an aggregate amount of up to $180,000,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

“Relevant Parties” means the Agent, each Borrower, each Security Party, the Security Trustee, each Swap Bank and each Lender;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [●] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document (other than a Master Agreement) in relation to [●] per cent. of its Contribution, which percentage represents $[●].

5	By virtue of this Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●]] [from [●] per cent. of its Commitment, which percentage represents $[●]] and the Transferee acquires a Commitment of $[●].]

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents (other than a Master Agreement) which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:
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(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee or any Lender in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	any Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of that Borrower or Security Party under the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.
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12	This Certificate shall be governed by, and construed in accordance with, English law.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party

DNB Bank ASA

By:

Date:

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Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person
(Loan Administration Department):

Telephone:

Fax:

Contact Person
(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note:     This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

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Schedule 7

Designation Notice

To:	[●]

[●]

Dear Sirs

Loan agreement dated [●] 2014 (as amended and/or supplemented from time to time, the “Loan Agreement”) made between (inter alia) (i) ourselves as joint and several Borrowers, (ii) certain banks and financial institutions as Lenders, (iii) certain banks and financial institutions as Mandated Lead Arrangers, (iv) certain banks and financial institutions as Swap Banks and (v) DNB Bank ASA as Agent, Bookrunner and Security Trustee in respect of a term loan and reducing revolving facility in an aggregate amount of up to US$180,000,000.

We refer to:

1	the Loan Agreement;

2	the Master Agreement dated [●] 2014 (the “Master Agreement”) made between ourselves and [●]; and

3	a Confirmation delivered pursuant to the Master Agreement and addressed by [●] to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the other Finance Documents.

Yours faithfully

.................................................

for and on behalf of
CAPETANISSA MARITIME CORPORATION
JODIE SHIPPING CO.
KAYLEY SHIPPING CO. and
RAYMOND SHIPPING CO.

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Schedule 8

Form of Confidentiality Agreement

[Letterhead of Agent]

To:

[insert name of Potential Lender]

Re: US$180,000,000 facility

Company: Capetanissa Maritime Corporation, Jodie Shipping Co., Kayley Shipping Co., and Raymond Shipping Co. each a “Company” and, together, the “Companies”)

Date: [●] 2014

Amount: US$180,000,000

Agent: DBN Bank ASA

Dear Sirs

We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

(A)	CONFIDENTIALITY

1	Confidentiality Undertaking

You undertake:

(a)	to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph (A)2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone except as provided for by paragraph (A)2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility; and

(c)	to use the Confidential Information only for the Permitted Purpose.

2	Permitted Disclosure

We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph (A)1.2 above as you shall consider appropriate:

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(a)	to members of the Participant Group and their officers, directors, employees, professional advisers and auditors if any person to whom the Confidential Information is to be given pursuant to this paragraph (A)2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; and

(c)	with the prior written consent of us and the Companies.

3	Notification of Disclosure

You agree (to the extent permitted by law and regulation) to inform us:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (A)2(b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4	Return of Copies

If you do not participate in the Facility and we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph (A)2(b) above.

5	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in Part A of this letter shall cease on the earlier of (a) the date on which you become a party to the Facility Agreement or (b) twelve months after the date of this letter.

6	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)	neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the
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Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7	Entire Agreement; No Waiver; Amendments, etc

(a)	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

(b)	No failure or delay in exercising any right or remedy under this letter will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy under this letter.

(c)	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9	Nature of Undertakings

The undertakings given by you under Part A of this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group.

(B)	MISCELLANEOUS

10	Third Party Rights

(a)	Subject to this paragraph (B)1 and to paragraphs (A)6 and (A)9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)	The Relevant Persons and each member of the Group may enjoy the benefit of the terms of paragraphs (A)6 and (A)9 subject to and in accordance with this paragraph (B)1 and the provisions of the Third Parties Act.

(c)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11	Governing Law and Jurisdiction

(a)	This letter and the agreement constituted by your acknowledgement of its terms (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.
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(b)	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12	Definitions

In this letter (including the acknowledgement set out below):

“Confidential Information” means all information relating to any Company, any other Obligor, the Group, the Facility which is provided to you in relation to the Finance Documents or Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(ii)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(iii)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Facility Agreement” means the facility agreement entered into or to be entered into in relation to the Facility.

“Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facility, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method.

“Finance Documents” means the documents defined in the Facility Agreement as Finance Documents.

“Group” has the meaning give to it in the Facility Agreement.

“Obligor” means any Company and any Security Party (as that term is defined in the Facility Agreement).

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 2006).

“Permitted Purpose” means considering and evaluating whether to enter into the Facility.

“Syndication” means the primary syndication of the Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

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Yours faithfully

…................................

For and on behalf of

DNB Bank ASA

(in its capacity as Agent)

To: [The Companies]

We acknowledge and agree to the above:

…................................

For and on behalf of

[Potential Lender]

Date: [●]

105

Execution Pages

BORROWERS

SIGNED by Anastassios Gabrielides	) /s/ Anastassios Gabrielides
for and on behalf of	) Attorney-in-Fact
CAPETANISSA MARITIME CORPORATION	)

SIGNED by Anastassios Gabrielides	) /s/ Anastassios Gabrielides
for and on behalf of	) Attorney-in-Fact
JODIE SHIPPING CO.	)

SIGNED by Anastassios Gabrielides	) /s/ Anastassios Gabrielides
for and on behalf of	) Attorney-in-Fact
KAYLEY SHIPPING CO.	)

SIGNED by Anastassios Gabrielides	) /s/ Anastassios Gabrielides
for and on behalf of	) Attorney-in-Fact
RAYMOND SHIPPING CO.	)

LENDERS

SIGNED by James Quaile	) /s/ James Quaile
for and on behalf of	) Attorney-in-Fact
DNB BANK ASA	)

SIGNED by James Quaile	) /s/ James Quaile
for and on behalf of	) Attorney-in-Fact
CITIBANK, N.A.,	)
LONDON BRANCH	)

SIGNED by James Quaile	) /s/ James Quaile
for and on behalf of	) Attorney-in-Fact
CREDIT SUISSE AG	)

SWAP BANKS

SIGNED by James Quaile	) /s/ James Quaile
for and on behalf of	) Attorney-in-Fact
DNB BANK ASA	)

SIGNED by James Quaile	) /s/ James Quaile
for and on behalf of	) Attorney-in-Fact
CITIBANK INTERNATIONAL plc.	)
LONDON BRANCH	)
106

SIGNED by James Quaile	) /s/ James Quaile
for and on behalf of	) Attorney-in-Fact
CREDIT SUISSE AG	)

MANDATED LEAD ARRANGERS

SIGNED by James Quaile	) /s/ James Quaile
for and on behalf of	) Attorney-in-Fact
DNB BANK ASA	)

SIGNED by James Quaile	) /s/ James Quaile
for and on behalf of	) Attorney-in-Fact
CITIBANK, N.A.,	)
LONDON BRANCH	)

SIGNED by James Quaile	) /s/ James Quaile
for and on behalf of	) Attorney-in-Fact
CREDIT SUISSE AG	)

AGENT

SIGNED by James Quaile	) /s/ James Quaile
for and on behalf of	) Attorney-in-Fact
DNB BANK ASA	)

SECURITY TRUSTEE

SIGNED by James Quaile	) /s/ James Quaile
for and on behalf of	) Attorney-in-Fact
DNB BANK ASA	)

BOOKRUNNER

SIGNED by James Quaile	) /s/ James Quaile
for and on behalf of	) Attorney-in-Fact
DNB Bank ASA	)

Witness to the above	)
signatures: /s/ Theocharis Almpanidis	)

Name: Theocharis Almpanidis

Address: Watson, Farley & Williams
107